                                                                    Exhibit 10.2

                                      LEASE

                                 by and between

                            ARE-MA Region No. 20, LLC

                                    Landlord

                                       and

                                  ARQULE, INC.

                                     Tenant

                               Dated: May __, 2005

             Premises at 19 Presidential Way, Woburn, Massachusetts

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
TABLE OF CONTENTS..............................................................   i

ARTICLE I       Reference Data.................................................   1
      1.1.      Incorporated References........................................   1
      1.2.      Exhibits.......................................................   3

ARTICLE II      Lease Grant; Extended Terms....................................   4
      2.1.      Term...........................................................   4
      2.2.      Option to Extend Term..........................................   4
      2.3.      Annual Fixed Rent During the Original Term.....................   4
      2.4.      Annual Fixed Rent During Extended Terms........................   4

ARTICLE III     Rent...........................................................   6
      3.1.      Annual Fixed Rent..............................................   6
      3.2.      Additional Rent................................................   6
      3.3.      Real Estate Taxes..............................................   6
      3.4.      Insurance......................................................   8
      3.5.      Certain Provisions Applicable to Insurance Policies............   9
      3.6.      Waiver of Subrogation..........................................  10
      3.7.      Utilities......................................................  10
      3.8.      Net Lease; Nonterminability by Tenant..........................  10

ARTICLE IV      Additional Covenants...........................................  11
      4.1.      Tenant's Affirmative Covenants.................................  11
      4.2.      Landlord's Repair and Maintenance Obligations..................  13
      4.3.      Tenant's Work..................................................  13
      4.4.      Tenant's Indemnity.............................................  14
      4.5.      Landlord's Indemnity...........................................  14
      4.6.      Landlord's Right to Enter......................................  14
      4.7.      Personal Property at Tenant's Risk.............................  15
      4.8.      Payment of Cost of Enforcement.................................  15
      4.9.      Yield-Up.......................................................  15
      4.10.     Estoppel Certificates..........................................  17
      4.11.     Park Restrictions..............................................  17
      4.12.     Holding Over...................................................  17
      4.13.     Assignment and Subletting......................................  18
      4.14.     Waste; Nuisance................................................  19
      4.15.     Installations, Alterations or Additions........................  20
      4.16.     Signage........................................................  21
      4.17.     Parking........................................................  21
      4.18.     Landlord's Additional Covenants................................  21

ARTICLE V       Casualty or Taking.............................................  22
      5.1.      Casualty.......................................................  22
      5.2.      Taking.........................................................  23
      5.3.      Restoration....................................................  24
      5.4.      Award..........................................................  24

ARTICLE VI      Defaults.......................................................  25
      6.1.      Events of Default..............................................  25
      6.2.      Remedies.......................................................  25
      6.3.      Remedies Cumulative............................................  26
      6.4.      Landlord's Rights to Cure Defaults.............................  26
      6.5.      Effect of Waivers of Default...................................  26
      6.6.      No Accord and Satisfaction.....................................  27
      6.7.      Interest on Overdue Sums.......................................  27

ARTICLE VII     Mortgages......................................................  27
      7.1.      Rights of Mortgage Holders.....................................  27
      7.2.      Superiority of Lease: Option to Subordinate....................  28

ARTICLE VIII    Miscellaneous Provisions.......................................  28
      8.1.      Notices from One Party to the Other............................  28
      8.2.      Quiet Enjoyment................................................  29
      8.3.      Recordation of Lease...........................................  29
      8.4.      Bind and Inure:  Limitation of Landlord's Liability............  29
      8.5.      Acts of God....................................................  29
      8.6.      Landlord's Default; Tenant's Right of Self-Help................  30
      8.7.      Brokerage......................................................  30
      8.8.      Applicable Law and Construction................................  30
      8.9.      Submission Not an Offer........................................  31
      8.10.     Security Deposit...............................................  31
      8.11.     Parties Responsible for Costs of Own Obligations...............  32
      8.12.     Limitation on Damages..........................................  32

ARTICLE IX      First Opportunity; Right of First Refusal......................  32
      9.1.      Tenant's Right of First Opportunity to Purchase................  32
      9.2.      Tenant's Right of First Refusal................................  33

ARTICLE X       Development of Expansion Lot...................................  33
      10.1.     Tenant's Approval Right During Term............................  33
      10.2.     Activities on Expansion Lot....................................  34
      10.3.     Construction Activities of Landlord on Expansion Lot...........  34
      10.4.     Expansion Right................................................  34

ARTICLE XI      Landlord's Representations And Warranties......................  36
      11.1.     Representations and Warranties of Landlord.....................  36

EXHIBIT A   DESCRIPTION OF PRIMARY LOT

EXHIBIT B   DESCRIPTION OF EXPANSION LOT

EXHIBIT C   FIXTURES, FURNISHINGS AND EQUIPMENT OF TENANT TO BE
            REMOVED FROM PREMISES

EXHIBIT D   NOTICE OF LEASE

EXHIBIT E   FORM OF PURCHASE AGREEMENT

                                 LEASE AGREEMENT

      ARE-MA Region No. 20, LLC, a Delaware limited liability company (the "Landlord"), hereby leases and demises to ARQULE, INC., a Delaware corporation (the "Tenant") and Tenant hereby leases from Landlord, the Premises (as described in Section 1.1 of this Lease) on the terms and provisions of this Lease.

                                   ARTICLE I

                                 REFERENCE DATA

      1.1. Incorporated References. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Primary Lot:                          The parcel of land described in Exhibit A
                                      attached hereto.

Expansion Lot:                        The parcel of land described in Exhibit B

attached hereto.

Cross-Easements:                      Those rights and easements appurtenant to
                                      the Primary Lot for drainage facilities, water and sewer and other utility lines, granted pursuant to recorded instruments, including the Easement and Agreement made as of December 7, 2000, and recorded in the Middlesex South Registry District of the Land Court as Document No. 1158395
                                      (the "Easement and Agreement" and together with the Declaration of Protective
                                      Covenants (hereinafter defined) and other appurtenant easements, the "Cross
                                      Easements"). Landlord shall not amend or modify any Cross Easements without the prior consent of Tenant, which may be withheld by Tenant in its reasonable discretion.

Premises:                             The Primary Lot, the Building and the
                                      Cross-Easements.

Building:                             The building located on the Primary Lot.

Rentable Area of Building:            128,325 square feet on three levels. The
                                      19,473 square feet of mechanical space in the Building is excluded from the Rentable
                                      Area of Building and the calculation of
                                      Annual Fixed Rent.

Original Address of Landlord:         ARE-MA Region No. 20, LLC

c/o Alexandria Real Estate Equities,
Inc.

135 North Robles Avenue, Suite 250

Pasadena, CA  91101

Attention:  Corporate Secretary

Original Address of Tenant:           19 Presidential Way

                                      Woburn, MA 01801

Landlord's Representative:            Thomas Andrews

Tenant's Representative:              Steven M. Lacerte

Security Deposit:                     $1,604,063 (equal to six (6) months' of
                                      Annual Fixed Rent during Original Term in the form of a Letter of Credit)

Term Commencement Date:               May __, 2005

Original Term:                        If the Term Commencement Date is the first
                                      day of a calendar month, the period
                                      beginning on the Term Commencement Date
                                      and ending on the day before the tenth
                                      (10th) anniversary of the Term
                                      Commencement Date. If the Term
                                      Commencement Date is a day other than the first day of a calendar month, the period beginning on the Term Commencement Date and ending on the last day of the month in which the tenth (10th) anniversary of the Term Commencement Date occurs (whichever of the foregoing expiration dates is applicable, the "Original Term Expiration
                                      Date").

Extended Terms:                       Two (2) five (5) year periods, subject to
                                      the provisions of Section 2.2.

Intended Uses:                        General office, manufacturing, research
                                      and development (including RDNA, genetic, biomedical and combinational chemistry, and animal testing), testing laboratory, other accessory general office and manufacturing uses, and other uses ancillary and/or related thereto, including but not limited to parking.

Other Charges:                        Amounts payable by the owner of the
                                      Primary Lot under that certain Declaration of Protective Covenants dated May 27,
                                      1988, and recorded with the Middlesex
                                      South Registry District of the Land Court as Document No. 777192, as amended by Amendment to Declaration of Covenants dated October 12, 1989, and recorded with the Middlesex South Registry District of the Land Court as Document Number 809254
                                      (collectively, the "Declaration of
                                      Protective Covenants") and the Easement
                                      and Agreement.

Lease Year:                           (a) If the Term Commencement Date is the
                                      first day of a calendar month, each one
                                      year period beginning on the Term
                                      Commencement Date and each anniversary
                                      thereof and ending on the day before the next succeeding such anniversary and (b)
                                      If the Term Commencement Date is a day
                                      other than the first day of a calendar
                                      month, each one year period beginning on the first day of the calendar month immediately after the month in which the Term Commencement Date occurs, and each anniversary of such day, and ending on the day before the next succeeding such anniversary. Appropriate pro-rations shall be made for any partial months or other periods prior to the commencement of the first Lease Year.

Broker(s):                            CBRE Lynch Murphy Walsh Advisors

Public Liability Insurance Limits     Comprehensive General Liability Limit of
(per occurrence)::                    $5,000,000

Annual Fixed Rent:                    Determined under Sections 2.3 and 2.4 of
                                      this Lease.

      1.2. Exhibits. The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as a part of this Lease:

EXHIBIT A:                            Description of Primary Lot.

EXHIBIT B:                            Description of Expansion Lot.

EXHIBIT C:                            Fixtures, Furnishings and Equipment of
                                      Tenant to be removed from Premises

EXHIBIT D:                            Form of Notice of Lease

EXHIBIT E:                            Form of Purchase Agreement

                                   ARTICLE II

                           LEASE GRANT; EXTENDED TERMS

      2.1. Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, for the Term.

      2.2. Option to Extend Term. Tenant shall have two (2) separate options to extend the then term of this Lease, in each case for an additional five (5) year period (i.e., for a total, if any of such options is exercised as provided herein, of ten (10) successive years beyond the Original Term) (each five (5) year period being referred to herein as an "Extended Term"), provided (i) to exercise any such option, Tenant shall give notice in writing to Landlord of its exercise not less than twelve (12) months prior to expiration of the Original Term or the first Extended Term, as applicable (the "Exercise Date"), and (ii) no default continuing beyond any applicable notice, grace or cure period in the obligations of Tenant under this Lease shall exist at the time each such notice is given. All of the terms and provisions of this Lease shall be applicable during each such Extended Term except that (i) Tenant shall have no option to extend the Term of this Lease beyond the second Extended Term and (ii) the Annual Fixed Rent for each Extended Term shall be adjusted in accordance with
Section 2.4 hereof. The word "Term" or "term" as used herein shall mean the Original Term, plus any of the Extended Terms as to which Tenant shall have exercised its option under this Section 2.2.

      2.3. Annual Fixed Rent During the Original Term. For the Original Term of this Lease the Annual Fixed Rent for the Building shall be as set forth below:

                                     Annual Fixed Rent    Annual Fixed      Annual Fixed
               Lease Year             per square foot         Rent         Rent per month
---------------------------------    -----------------    -------------    --------------
Commencement Date through
May 31, 2006                              $23.1200        $2,966,874.00      $247,239.50
June 1, 2006 through May 31, 2007         $23.8136        $3,055,880.22      $254,656.69
June 1, 2007 through May 31, 2008         $24.5280        $3,147,556.63      $262,296.39
June 1, 2008 through May 31, 2009         $25.2638        $3,241,983.33      $270,165.28
June 1, 2009 through May 31, 2010         $26.0218        $3,339,242.83      $278,270.24
June 1, 2010 through May 31, 2011         $26.8024        $3,439,420.11      $286,618.34
June 1, 2011 through May 31, 2012         $27.6065        $3,542,602.71      $295,216.89
June 1, 2012 through May 31, 2013         $28.4347        $3,648,880.79      $304,073.40
June 1, 2013 through May 31, 2014         $29.2877        $3,758,347.22      $313,195.60
June 1, 2014 through May 31, 2015         $30.1664        $3,871,097.64      $322,591.47

      2.4. Annual Fixed Rent During Extended Terms.

            (a) If Tenant shall exercise its option(s) to extend the Term pursuant to Section 2.2, the Annual Fixed Rent shall be adjusted, effective as of the first day of each Extended Term (each an "Adjustment Date"), to equal ninety-five (95%) of the Market Rent (as hereinafter determined and defined) as of the applicable Adjustment Date. "Market Rent" shall be computed as of each Adjustment Date at the fair market rental rate (per square foot of Rentable
Area) that would be agreed upon between a landlord and a tenant entering into a new lease for "as is" space in a comparable building, taking into account and giving effect to (i) the estimated savings to Landlord of costs and expenses associated with leasing the Premises to Tenant rather than to a third party, including without limitation leasing commissions and lost rent due to vacancy periods and
(ii) in determining comparability, considerations such as size, configuration, location (i.e., suburbs of Boston, excluding Cambridge, MA and Boston city limits), quality, age and condition of premises and lease term, assuming the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests. Market Rent shall include the provision by Landlord to Tenant of a tenant improvement allowance, free rent and/or other special concessions ("Fair Market Concessions") in amounts that would be agreed upon between a landlord and a tenant entering into a new lease for comparable space as to location (i.e., suburbs of Boston, excluding Cambridge, MA and Boston city limits), configuration, size and use, in a comparable building as to location, quality, reputation and age, with a comparable build-out, and a comparable term, assuming the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests. Notwithstanding anything to the contrary in this Section 2.4(a), the determination of Market Rent pursuant to Section 2.4(b) shall exclude the value of Tenant's Property and any installations, alterations or additions to the Premises made after the date of this Lease. In determining the Market Rent, the net present value approach shall be utilized (with an appropriate discount rate) to reflect the fact that Landlord will realize the savings set forth in clause (i) above immediately upon the commencement of the applicable Extended Term.

            (b) Landlord and Tenant shall negotiate in good faith to determine the Annual Fixed Rent (including Fair Market Concessions) for the applicable Extension Period, for a period of thirty (30) days after the date on which Landlord receives Tenant's written notice of Tenant's election to exercise the extension option provided for under this Section. In the event Landlord and Tenant are unable to agree upon the Annual Fixed Rent for any Extension Period within said thirty (30)-day period, the Market Rent for the Premises shall be determined by two (2) licensed real estate brokers, one of whom shall be named by the Landlord and one of whom shall be named by Tenant. Each real estate broker so selected shall be licensed in the jurisdiction in which the Building is located as a real estate broker specializing in the field of laboratory/biotech leasing in the suburban Boston, Massachusetts area, having no less than ten (10) years' experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty
(30)-day period, or sooner if mutually agreed upon. Each broker, within fifteen
(15) days after both brokers have been selected, shall submit his or her determination of the Market Rent and the Fair Market Concessions. If the higher determination of Market Rent is not more than ten percent (10%) of the lower determination (based on net present values using an annual discount rate of five percent (5%)), then the Market Rent shall be the average of the two (2) rental rate and concession determinations. If the higher determination of Market Rent is greater than 10% of the lower determination of Market Rent, then the two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they have delivered their determinations. The third broker shall meet all the qualifications required above for the first two (2) brokers and shall make its determination of the Market Rent within ten (10) days after he or she has been appointed. In such event, the Market Rent shall be the determination of the three brokers (on a net present value basis as described above) that is not the highest or the lowest determination, provided, that, if any two brokers have an identical determination of Market Rent, such determination shall be the Market Rent hereunder for the applicable Extension Term. Subject to Section 2.4(c), Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

            (c) If the Market Rent is determined by brokers pursuant to Section 2.4(b), Tenant shall have the right, within ten (10) days after such determination, to revoke its notice to extend the term of this Lease, in which event Tenant shall be obligated to pay the fees of all of the brokers engaged to determine Market Rent, and the Term of this Lease shall expire at the end of the then current Term. If Tenant does not revoke its notice to extend the Term of this Lease pursuant to the immediately preceding sentence, then, within thirty
(30) days after the Market Rent is determined, whether by agreement of Landlord and Tenant or by brokers, as aforesaid, the parties shall promptly execute a supplement to this Lease confirming the same.

                                  ARTICLE III

                                      RENT

      3.1. Annual Fixed Rent. Tenant covenants and agrees to pay rent ("Annual Fixed Rent") to Landlord at the original Address of Landlord or at such other place or to such other person or entity as Landlord may by written notice to Tenant from time to time direct, at the Annual Fixed Rent set forth in, or determined by the provisions of, Article II, in equal installments equal to 1/12th of the Annual Fixed Rent in advance on the first day of each calendar month during the Term; and for any portion of a calendar month at the beginning of the Term, prorated for such portion.

      3.2. Additional Rent. Tenant covenants and agrees to pay as Additional Rent to Landlord an administrative management fee in the amount of Fifteen Thousand Dollars ($15,000) per year, which amount shall be due and payable on the first anniversary of the Commencement Date and on each anniversary of the Commencement Date during the Original Term. In addition, Tenant shall pay the amounts provided for in Section 3.3 and Section 3.4 as Additional Rent.

      3.3. Real Estate Taxes.

            (a) Each year during the Term, Landlord shall submit to Tenant a statement of all invoices for Real Estate Taxes (hereinafter defined) payable by Tenant pursuant to this Section 3.3, and Tenant shall pay the same to Landlord not later than ten (10) days prior to the date on which the same may be paid without interest or penalty. For purposes of this Lease, the term "Real Estate Taxes" shall mean: (i) all taxes, assessments (special or otherwise), levies, fees, water and sewer rents and charges and all other governmental levies and charges, general and special, ordinary and extraordinary foreseen and unforeseen, to the extent allocable to the Term hereof, imposed with respect to the ownership or operation of the Primary Lot or the Building; and (ii) all charges for utilities furnished to the Premises which may become a lien on the Building or the Primary Lot (collectively "taxes and assessments" or if singular "tax or assessment"). "Real Estate Taxes" shall not include any income, sales, gross receipts, value added, estate, transfer, capital gains, inheritance, succession, gift, franchise, capital stock tax, any income taxes arising out of or related to the ownership and operation of the Primary Lot or the Building or any taxes relating to the Expansion Lot. Tenant shall have the right to apply to the appropriate governmental authority or agency to have taxes and assessments assessed directly to Tenant, and Landlord shall cooperate with Tenant completing such application and documentation necessary to effect such direct assessment. In the case of any such taxes and assessments assessed directly to Tenant, Tenant shall cause the same to be paid on or prior to the date on which the same may be paid without interest or penalty.

            (b) With respect to any taxes and assessments assessed directly to Landlord, Landlord shall pay all taxes and assessments to the applicable government authorities before or on the dates due, and shall promptly provide to Tenant evidence of such payment.

            (c) With respect to taxes and assessments which may lawfully be paid in installments, for the purpose of this Section 3.3, taxes and assessments in any period shall include only such portion of the same which is required to be paid within such period and any interest payable thereon computed (whether or not such is the case) as if Landlord had elected to pay the same over the longest period permitted by law.

            (d) If, at any time during the Term, the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Primary Lot and Building, or both, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based ("Substitute Taxes"), shall be payable by Tenant without duplication; provided, however, Tenant's obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Premises were the only property of Landlord. Landlord shall furnish to Tenant a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Premises and charged to Tenant hereunder promptly upon Landlord's receipt thereof.

            (e) If Landlord shall obtain any abatement or refund on account of any real estate taxes as to which Tenant shall have paid payments hereunder, then, within thirty (30) days after receiving the same, Landlord shall refund to Tenant Tenant's portion of any such abatement or refund, after deducting therefrom the reasonable costs and expenses incurred by Landlord in obtaining such abatement or refund.

            (f) For so long as taxes are assessed directly against Landlord, if at least twenty (20) days prior to the last day for filing an application for abatement of taxes or assessments for any tax year, Tenant shall give notice to Landlord that it desires to file an application for abatement of such taxes and assessments or to otherwise contest the assessed valuation of the Primary Lot and Building for such tax year, and if within ten (10) days after the receipt of such notice, Landlord does not give notice back to Tenant that Landlord shall itself file such application or commence such contest, then Tenant shall have the right either in its own name or in the name of Landlord but at its own cost and expense to file such application or commence such contest. If within ten
(10) days after receipt by Landlord of such notice from Tenant, Landlord shall give Tenant notice that Landlord shall itself file such application or commence such contest, then Landlord shall do so prior to the expiration of the time for the filing of the same at its own cost and expense. In any event, if any abatement by whomever prosecuted shall be obtained, the cost and expense of obtaining the same shall be the first charge upon such abatement and shall be reimbursed to the party expending the same from the proceeds thereof, prior to any other distribution. If Tenant shall file an application for abatement or commence such contest pursuant to the provisions of this paragraph, Tenant shall prosecute the same to final determination with reasonable diligence and shall not, without Landlord's consent (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise or discontinue the same except that Tenant may discontinue the prosecution of the same at any time after giving Landlord notice thereof and a reasonable opportunity to assume prosecution of the same. If Landlord shall file an application for abatement or commence such contest, Landlord shall prosecute the same to final determination with reasonable diligence and shall not without Tenant's consent (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise, or discontinue the same except that Landlord may discontinue the prosecution of the same at any time after giving Tenant notice thereof and a reasonable opportunity to assume prosecution of the same. If either party shall file an application for an abatement or commence such contest, the other will cooperate and furnish any pertinent information in its files reasonably required by the prosecuting party. In every case, any abatement, refund, rebate or credit received shall be paid first to the party which prosecuted such abatement in the amount of the costs and expenses expended by it in such connection, and the balance to each party (within thirty (30) days after receipt) in the proportion that it paid the tax or assessment being abated, refunded, rebated or credited. Landlord shall pay any sums due to Tenant from any abatement within thirty (30) days after receipt of the same even if this Lease shall have expired. Tenant shall timely pay all sums payable under this Lease in respect of taxes and assessments notwithstanding the pendency of an abatement proceeding or any such contest.

            (g) Real Estate Taxes assessed for a real estate tax fiscal year which extends after the Term or earlier termination of this Lease shall be apportioned between Landlord and Tenant at the expiration of the Term.

      3.4. Insurance. Throughout the Term, subject to Section 3.5(b), Landlord shall obtain and maintain the insurance listed in Sections 3.4(b) and 3.4(c), at Tenant's sole cost and expense, which shall be payable by Tenant as Additional Rent, and Tenant shall obtain and maintain the insurance listed in Section 3.4(a) at Tenant's sole cost and expense:

            (a) Commercial general liability insurance indemnifying Landlord and Tenant, and if Landlord shall elect, Landlord's mortgagees, against all claims and demands for any injury to person or property which may be claimed to have occurred on the Premises or on the sidewalk or ways immediately adjoining the Premises (including, without limitation the main access driveway), in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are reasonably required by Landlord; provided, however, that such increases shall not be required more than biannually, shall not be required if comparable landlords of comparable buildings do not require such increases, and shall not exceed those amounts then customarily carried on properties similar to the Premises in the greater Boston area;

            (b) Direct risk of physical loss (all risk) insurance which shall in no event be less than 100% replacement value of the Premises (in the Yield-Up Condition), together with rental loss coverage in an amount equal to one year's Annual Fixed Rent and estimated additional rent, insuring the Building and its rental value with a replacement cost coverage endorsement and agreed value endorsement, together with deductibles not to exceed $250,000; and

            (c) Insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus (to the extent that any of the foregoing are present in the Premises), in the so-called "broad form", in such amounts and with such deductibles as Landlord may reasonably determine, and insurance against such other hazards and in such amounts as may from time to time be required by a bank, insurance company or other lending institution holding a mortgage on the Building and/or the Primary Lot.

      3.5. Certain Provisions Applicable to Insurance Policies.

            (a) Policies for insurance provided for under the provisions of Sections 3.4(b) and 3.4(c) shall have a deductible not in excess of $250,000, and shall, in case of loss, be first payable to the holders of any mortgages on the fee simple interest in the Building and/or the Primary Lot under a standard mortgagee's clause, and shall be deposited with the holder of any mortgage or with Landlord, as Landlord may elect. Landlord, Alexandria Real Estate Equities, Inc. (so long as it is an indirect owner of the Landlord) and, if required, Landlord's mortgagee, shall be named as an additional insured for general liability in all such policies issued therefor. All policies for insurance required under the provisions of Section 3.4 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, having a Best's Insurance Rating of at least "A minus" and a financial size category of at least "VIII". All policies for insurance required hereunder shall also state that any loss will be payable in accordance with such policy, notwithstanding any act or omission of either Landlord or Tenant. Each of Landlord and Tenant agrees to furnish the other party with copies of certificates on ACORD form 27 of all such insurance which such party is obligated to obtain pursuant to Section 3.4 prior to the beginning of the Term hereof and during each Extension Term. Each such policy shall be noncancelable with respect to the interest of Tenant without at least thirty
(30) days, prior written notice thereto. In the event of a claim under any insurance policies, Landlord and Tenant shall cooperate with one another and provide the other party with copies of such insurance policies upon request.

            (b) Tenant shall pay the costs of insurance obtained by Landlord pursuant to Section 3.4 (including general coverages, such as earthquake, fidelity, etc typically maintained by Landlord or its affiliates for similar properties, provided, that, at such time as the Premises is no longer owned by an organization that, together with its affiliates, owns more than ten properties similar to the Premises, the foregoing shall include only coverages typically maintained by owners of properties similar to the Premises in the greater Boston metropolitan area) as Additional Rent within thirty (30) days after delivery of an invoice therefor by Landlord, together with reasonable supporting documentation of such costs. In the event that Landlord obtains any such insurance pursuant to a blanket insurance policy, Tenant shall be obligated to pay only those insurance costs allocable to the Premises on an equitable basis. Upon request from time to time by Tenant, Landlord shall provide reasonable supporting documentation of how it allocates insurance costs under its blanket insurance policy to the Premises.

      3.6. Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises, the Building and personal property, fixtures and equipment located therein, wherein the insurance companies shall waive subrogation or consent to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as a loss payee under the policy. If it shall not be possible to have the other party named as a loss payee, even with the payment of an additional premium, then the first party shall not be required to obtain such waiver of subrogation or consent to waiver provision and such party shall so notify the first party and the first party's agreement to name the other party as an additional insured shall be satisfied. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) Tenant's Property, and (ii) any loss suffered by Tenant due to interruption of Tenant's business.

      3.7. Utilities. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises, whether designated as a charge, tax, assessment fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due. If Tenant is not charged directly by the respective utility for any of such utilities or services, Tenant shall from time to time, within ten (10) days of receipt of Landlord's reasonably documented invoice therefor, pay to Landlord such charges. Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the Premises; provided, however, that such failure or interruption does not arise out of any willful act of Landlord or any of Landlord's employees, servants, licensees, invitees, contractors, affiliates, agents, or consultants (together, the "Landlord's Parties"). Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease upon notice to Landlord if any interruption or failure in the supply of any utilities to the Premises shall continue for more than one hundred eighty (180) consecutive days. If Landlord receives any proceeds from a loss of rents insurance policy due to the interruption or failure to provide utilities to the Premises, Landlord shall abate the Annual Fixed Rent to the extent of the insurance proceeds received by Landlord. In addition, Landlord shall use its best efforts to restore any interrupted utility service affecting Tenant's use of the Premises.

      3.8. Net Lease; Nonterminability by Tenant.

            (a) The Annual Fixed Rent, the Additional Rent and all other amounts payable hereunder to Landlord shall be paid without notice or demand and without setoff, abatement, suspension, deferment, reduction or deduction except as otherwise provided in this Lease or by operation of law, and Landlord shall have no obligations in respect of the Premises or Tenant, except as otherwise expressly provided herein.

            (b) This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall the obligations and liabilities of Tenant set forth herein be otherwise affected, except as otherwise expressly provided in this Lease or by operation of law or by final decree or final judgment of any court having jurisdiction.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

      4.1. Tenant's Affirmative Covenants. Tenant covenants at its expense at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

            (a) Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Annual Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

            (b) Use. To use the Premises only for the Intended Uses, and from time to time to procure all licenses and permits necessary therefor at Tenant's sole expense and to provide copies thereof to Landlord.

            (c) Repair and Maintenance. To keep and maintain the Premises in good condition and repair, including the plumbing, electrical, lighting, roof membrane, interior mechanical systems, and all doors, door frames, and door openers, and all windows, frames and plate glass located on and serving the Premises, except for (a) reasonable use and wear, (b) damage resulting from Casualty or Taking (which shall instead be governed by Article V), (c) portions of the Premises that Landlord is obligated to repair and maintain in accordance with Section 4.2, and (d) damage resulting from the negligent or other acts or omissions of Landlord or Landlord's Parties ("Landlord's Negligence") (Landlord hereby agreeing, subject to the waiver of subrogation provisions of Section 3.7 and in the case of a Casualty or Taking subject to the provisions of Article V, to perform at Landlord's sole expense any repair or maintenance to the Premises made necessary by Landlord's Negligence); to keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; to arrange for and be responsible for all of the costs of a trash and rubbish removal service in connection with Tenant's use of the Premises; and to make all interior repairs and replacements (which shall not include replacements of the Structural Components or foundation of the Building), which are required to keep the Premises in good order, condition and repair as required hereunder, and to do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen.

            (d) Compliance with Law and Insurance Requirements. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority other than to the Structural Components and foundation of the Building; to keep the Premises equipped with all safety appliances so required; to pay all municipal, county, or state taxes assessed against the leasehold interest hereunder, or against personal property of any kind on or about the Premises; not to dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises except in compliance with a valid sewer use permit;

not to generate, store or dispose of hazardous substances in or on the Premises or dispose of hazardous substances from the Premises (including any discharge to the sewer system serving the Premises) except for use, storage, generation and off-site disposal of hazardous substances normally attendant to Building operations and Tenant's manufacturing, research and development processes in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21 C, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 2lE, as amended, and all other applicable codes, regulations, ordinances and laws; to notify Landlord of any incident which would require the filing of a notice under applicable law; to provide Landlord, from time to time upon Landlord's reasonable request, a list of hazardous substances which Tenant uses or stores on the Premises, subject to such confidentiality, proprietary information and trade secret assurances as Tenant may reasonably impose on Landlord, and without further disclosure of such records and information to third parties; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to Tenant's specific use of the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance against any loss, cost or expense on account thereof. The term "hazardous substances" as used in this paragraph shall mean "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 and regulations adopted pursuant to said Act.

      Landlord acknowledges that the Primary Lot and the Expansion Lot are located adjacent to the Industri-plex Superfund site. Tenant acknowledges that Tenant's Intended Uses will include the generation and storage of hazardous substances on the Premises. Without limitation of any of Tenant's obligations under this Lease in respect of the Premises or Landlord, Tenant agrees to indemnify, defend with counsel acceptable to Landlord and hold harmless Landlord, all of Landlord's mortgagees and their respective officers, directors, principals, agents and employees from and against all loss, cost or damage that any of them may incur or be liable for in connection with any condition on the Premises or arising on the Premises relating to the release or threat of release of hazardous substances in respect of the Premises and directly attributable to the act, omission or neglect of Tenant or any of Tenant's employees, agents, independent contractors or invitees including, without limitation, any condition not in conformity with the requirements of applicable law.

      Within fifteen (15) days thereafter, Tenant shall provide copies to Landlord of any notice that Tenant may receive, from or give to any governmental authority or any other party in respect of any release or threat of release of hazardous substances in respect of the Premises. Landlord and Landlord's environmental consultants shall have the right from time to time, upon not less than 24 hours' advance notice to Tenant and accompanied by a representative of Tenant, to enter the Premises, subject to Tenant's rights and Landlord's obligations under Section 4.6, to undertake at Landlord's sole cost an assessment thereof to determine whether any release or threat of release of hazardous substances has occurred, and Tenant shall cooperate with Landlord (which cooperation shall not include Tenant's expenditure of money to third parties) in undertaking such assessment, including, without limitation, providing copies of such reports and such other information as Landlord or its consultant may reasonably request, but subject to such confidentiality, proprietary information and trade secret assurances as Tenant may reasonably impose on Landlord, and without further disclosure of such records and information to third parties; provided, however, Tenant may elect to undertake such assessment using its own consultants if satisfactory to Landlord and the holders of mortgages on the Premises and said consultants shall provide to Landlord and such holders such assessment and a reliance letter from such consultants regarding the aforesaid without additional charges beyond those which Landlord would have incurred if Landlord's consultant had undertaken said assessment. Tenant shall promptly correct any such condition if (a) such condition does not comply with the requirements of applicable law or permits or approvals, (b) such condition was caused by the act, omission, or neglect of Tenant or any of Tenant's employees, agents, independent contractors or invitees, and (c) Landlord gives written notice of such condition to Tenant (with Tenant recognizing that Landlord shall have no duty to Tenant to conduct such assessment or to give such notice to Tenant) in accordance with the Massachusetts Contingency Plan and the requirements of any other applicable law. If such assessment discloses any such release that exceeds reportable quantities under applicable law and was caused by the act or omission of Tenant or any of its employees, agents, contractors, or invitees, Tenant shall promptly reimburse Landlord for all costs and expense Landlord may incur in undertaking such assessment as Additional Rent.

      4.2. Landlord's Repair and Maintenance Obligations. Subject to the provisions of Article V of this Lease, Landlord covenants, at its sole expense at all times during the Term to keep in good order, condition and repair the structural components, structural components of the roof, exterior walls, foundation and the parking areas and driveways located on the Premises and/or serving the Building (collectively, "Structural Components"). Without limitation of the foregoing, Landlord shall be responsible, at its sole expense, for all capital replacements of the Structural Components and for causing such Structural Components to be in compliance with all applicable laws and regulations during the entire Term. Landlord shall not be responsible for damage to the Premises resulting from the negligence or other acts or omissions of Tenant or Tenant's employees, servants, agents, contractors licensees, affiliates, consultants or invitees ("Tenant's Negligence"), Tenant hereby agreeing to perform at Tenant's expense any repair or maintenance to the Premises made necessary by Tenant's Negligence; provided, however, that if such damage to the Premises results from a Casualty (as defined in Section 5.1) caused by Tenant's Negligence, Landlord shall repair, maintain or restore the Premises or portion thereof in accordance with and to the extent required by
Article V.

      4.3. Tenant's Work. Tenant shall procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises; to do all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws; to keep the Premises at all times free of liens for labor and materials, and to discharge or bond over such liens forthwith after notice thereof from Landlord; to employ for such work only contractors approved by Landlord which approval shall not be unreasonably withheld, delayed or conditioned; to require all contractors employed by Tenant to carry worker's compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises in amounts that at least equal the limits set forth in Section 1.1; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property due to such work (provided, however, that Tenant shall not be required to indemnify and save Landlord harmless from Landlord's negligent or intentional acts or omissions to act) and, upon Landlord's request, to furnish to Landlord statements from all contractors and subcontractors certifying payment in full of any obligation owed to them in respect of work undertaken on the Premises.

      4.4. Tenant's Indemnity. Tenant hereby agrees to defend, with counsel reasonably acceptable to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), all actions against Landlord, any partner, trustee, stockholder, officer, director, employee, beneficiary or member or manager of Landlord, holders of mortgages secured by the Building and/or the Primary Lot and any other party having an interest in the Premises ("Indemnified Parties") with respect to, and to pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises, or connected with the use, condition or occupancy thereof except to the extent caused by the negligent or intentional act or omission to act of Landlord, (ii) violation of this Lease by Tenant, or
(iii) any wrongful act, fault, wrongful omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees. Nothing in this
Section 4.4, however, shall derogate from the effectiveness of insurance required to be maintained by Tenant under this Lease naming Landlord as an insured. This Section 4.4 is further subject to the waiver of subrogation provisions in Section 3.7.

      4.5. Landlord's Indemnity. Landlord hereby agrees to defend, with counsel reasonably acceptable to Tenant (which approval shall not be unreasonably withheld, delayed or conditioned), all actions against Tenant, any partner, trustee, stockholder, officer, director, employee, beneficiary or member or manager of Tenant ("Tenant Indemnified Parties") with respect to, and to pay, protect, indemnify and save harmless, to the extent permitted by law, all Tenant Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises, or connected with the use, condition or occupancy thereof to the extent caused by the negligent or intentional act or omission to act of Landlord, (ii) violation of this Lease by Landlord, or (iii) any wrongful act, fault, wrongful omission, or other misconduct of Landlord or its agents, contractors, licensees, sublessees or invitees. Nothing in this Section 4.5, however, shall derogate from the effectiveness of insurance required to be maintained by Tenant under this Lease naming Landlord as an insured. This Section 4.5 is further subject to the waiver of subrogation provisions in Section 3.7. Landlord further agrees to indemnify, defend with counsel acceptable to Tenant and hold harmless Tenant and its officers, directors, principals, agents and employees from and against all loss, cost or damage that any of them may incur or be liable for in connection with any condition on the Premises or arising on the Premises relating to the release or threat of release of hazardous substances in respect of the Premises and directly attributable to the act, omission or neglect of Landlord or any of Landlord's employees, agents, independent contractors or invitees including, without limitation, any condition not in conformity with the requirements of applicable law.

      4.6. Landlord's Right to Enter. Landlord and its agents shall be permitted to enter into the Premises at reasonable times and upon reasonable advance notice to examine the Premises, make such repairs and replacements as Landlord may be entitled to make under this Lease, without, however, any obligation to do so except as provided in this Lease, to view the Premises for Tenant's compliance with Tenant's obligations under this Lease, and show the Premises to prospective purchasers and lenders, and, during the last twelve (12) months of the Term or earlier if Tenant shall be in default under this Lease beyond applicable notice, grace and cure periods, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises. Landlord's exercise of its right of access to the Premises as provided in this Lease shall be subject to the following: (a) Landlord shall not unreasonably interfere with Tenant's business activities, (b) Landlord shall indemnify and hold harmless Tenant from and against all loss, cost and expense resulting from the negligent or intentional act or omission to act of Landlord in the course of exercise of such right, (c) Landlord shall, except in the case of an emergency, enter the Premises only when accompanied by a representative of Tenant during normal business hours and upon not less than 24 hours' notice, in order to ensure the continued confidentiality of Tenant's business materials, and (d) Landlord shall at all times adhere to such safety, security, confidentiality, proprietary information and trade secret rules and guidelines as Tenant may reasonably impose.

      4.7. Personal Property at Tenant's Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall, as between the parties, be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability resulting from Landlord's Negligence. Tenant shall insure Tenant's personal property.

      4.8. Payment of Cost of Enforcement. Tenant shall pay on demand Landlord's expenses, including reasonable attorney's fees, incurred in successfully enforcing any obligation of Tenant under this Lease continuing beyond applicable notice, grace and cure periods or in curing any default by Tenant under this Lease as provided in Section 6.4.

      4.9. Yield-Up.

            (a) At the expiration of the Term or earlier termination of this Lease, Tenant shall surrender all keys to the Premises and shall remove the furnishings, fixtures and equipment set forth in Exhibit C attached hereto, as defined below. Tenant shall have the right, but not the obligation, to remove any installments, alterations or improvements made by Tenant during the Term. Tenant shall repair all damage caused by such removal and to yield-up the Premises in broom-clean condition and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease (except for reasonable wear and tear, damage by Casualty and Taking and damage resulting from Landlord's Negligence).

            (b) Upon surrender of the Premises in accordance with this Section 4.9, the Premises shall be free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, "TENANT HAZMAT OPERATIONS") and released of all Hazardous Materials Clearances. At least three (3) months prior to the surrender of the Premises at the end of the Term, Tenant shall deliver to Landlord a narrative description of the actions proposed to be taken by Tenant (the "SURRENDER PLAN") in order to surrender the Premises free of Hazardous Materials and in a manner that results in the release of all Hazardous Materials Clearances at the expiration or earlier termination of the Term. Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the reasonable review and approval of an environmental consultant selected by Landlord and reasonably acceptable to Tenant to ensure that the Surrender Plan is likely to result in the surrender of the Premises free of all Hazardous Materials and in a manner that results in the release of all Hazardous Materials Clearances. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been completed, and Landlord shall have the right, at Landlord's sole cost and expense, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises will be surrendered free of all Hazardous Materials and that all Hazardous Materials Clearances have or will be issued as of the effective date of such surrender or early termination of the Lease. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord's environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord's environmental consultant with respect to the surrender of the Premises to third parties with a need to access to the information contained in the Surrender Plan. The term "HAZARDOUS MATERIALS" means any substances, materials or wastes currently or in the future deemed or defined in any applicable law as "hazardous substances", "toxic substances", "contaminants", "pollutants" or words of similar import, but shall expressly exclude any such substances or materials contained in the Premises and/or used in connection with the electrical, HVAC and other systems serving the Premises (such as hydraulic oil used for the elevators and water treatment in the boilers) to the extent the presence of such substances or materials is required for the proper operation of the Premises and such systems and is in compliance with all applicable laws and regulations.

            (c) If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to result in the surrender of the Premises free of Hazardous Materials and in the issuance of all Hazardous Materials Clearances, then Landlord shall have the right, from and after the expiration of the Term or the earlier termination of this Lease, and continuing through and including the date that is 180 days thereafter, to take such actions as Landlord may deem reasonably appropriate to assure that all Hazardous Materials are removed from the Premises and all Hazardous Materials Clearances are issued, the reasonable costs of which actions shall be reimbursed by Tenant as Additional Rent.

            (d) The yield-up of the Premises in accordance with the foregoing provisions of this Section 4.9 shall be referred to as the "Yield-Up Condition." Landlord and Tenant shall conduct an inspection of the Premises prior to the end of the Term to facilitate Landlord's identification of the items to be removed under this Section 4.9. Any property not so removed that remains on or at the Premises shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, provided, that, Tenant shall have no obligation to pay Landlord any expense incurred by it is effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the Term and prior to Tenant's performance of its obligations under this Section 4.9.

      4.10. Estoppel Certificates.

            (a) Upon not less than ten (10) business days' prior notice from Landlord, Tenant shall execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that except as stated therein Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent have been paid and a statement that Landlord is not in default hereunder beyond applicable notice, grace and cure periods (or if in default beyond applicable notice, grace and cure periods, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 4.10 may be relied upon by any prospective purchaser or mortgage of the Premises, or any prospective assignee of any such mortgage.

            (b) Upon not less than ten (10) business days' prior notice from Tenant, Landlord shall execute and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect and that except as stated therein Landlord has no knowledge of any defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease, (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent has been paid and a statement that Tenant is not in default hereunder beyond applicable notice, grace and cure periods (or if in default beyond applicable notice, grace and cure periods, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this
Section 4.10 may be relied upon by any prospective lender, subtenant or assignee of Tenant.

      4.11. Park Restrictions. Each of Landlord and Tenant shall comply with the restrictions and covenants set forth in Declaration of Protective Covenants.

      4.12. Holding Over. Tenant covenants that it will vacate the Premises immediately upon the expiration or sooner termination of this Lease. If Tenant retains possession of the Premises or any part thereof after the termination of the Term without Landlord's express consent, Tenant shall be treated as a tenant at sufferance and shall pay to Landlord the following percentages of Annual Fixed Rent payable during the last Lease Year preceding expiration or termination of the term: 110% for the first month of such holdover, 125% for the second and third months of such holdover and 150% thereafter. Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's rights to evict Tenant from the Premises; provided, however, that such rent shall constitute liquidated damages and Tenant shall have no obligation to pay separate or additional damages incurred by Landlord. Landlord may elect to refuse payment of holdover rent pursuant to this Section 4.12 and in such event Landlord shall have the right to remove Tenant through summary proceedings for holding over beyond the expiration of the Term of this Lease.

      4.13. Assignment and Subletting.

            (a) Except as otherwise expressly provided herein, Tenant shall not assign this Lease or sublet all or any portion of the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Within twenty (20) days after delivery by Tenant of any request for Landlord's consent to a sublease or assignment, Landlord shall deliver notice to Tenant indicating whether it consents or does not consent to such proposed sublease or assignment. If Landlord withholds its consent, such notice shall contain a detailed explanation of the factors considered and conclusions arrived at by Landlord in withholding its consent. If Landlord fails to deliver such notice to Tenant within such twenty (20) day period, Landlord shall be deemed to have consented to the proposed assignment or sublease. The sole factors that Landlord may consider in determining whether to consent or not to consent to a sublease or assignment are (a) whether the proposed subtenant or assignee has sufficient net worth and working capital to perform the obligations under the proposed this Lease or the proposed sublease, as the case may be and (b) whether the use and occupancy of the Premises by the proposed subtenant or assignee would result in additional material financial risks to Landlord. Landlord acknowledges that Tenant may, from time to time, desire to grant Tenant's lender(s) a security interest in the equipment and furnishings that Tenant may install or maintain in the Premises and that Tenant shall have the right to grant such security interests without the consent of Landlord, provided that no such security interest shall encumber any fixture that Tenant is not entitled under the terms of this Lease to remove at the expiration of the Term. Any attempted assignment of this Lease without the prior written approval of Landlord shall be void. No assignment approved or permitted to be made without Landlord's consent under the next following paragraph of this
Section 4.13, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

            (b) Notwithstanding the terms of Section 4.13(a), Landlord agrees that Tenant shall have the right, without Landlord's consent, to assign this Lease or sublease all or a portion of the Premises, as applicable as follows:

                  (i) Tenant shall have the right to assign this Lease to a Credit Entity (hereinafter defined). As used herein, a "Credit Entity" shall mean any person that immediately following such assignment and having given effect thereto will have a publicly traded unsecured senior debt rating of "Baa2" or better from Moody's Investor's Services, Inc. or a rating of "BBB" or better from Standard & Poor's Corporation (or comparable ratings from successor rating agencies) (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency);

                  (ii) Tenant shall have the right to sublease all or a portion of the Premises to a Credit Entity; or

                  (iii) Tenant shall have the right to assign this Lease or sublet all or any portion of the Premises to any corporation, person or entity directly or indirectly controlling or controlled by, or under common control with, Tenant (an "Affiliate of Tenant") or to any successor by merger, consolidation or acquisition of all or substantially all of the assets of Tenant, provided that, in the case of an assignment to an Affiliate of Tenant or to a successor by merger, consolidation or acquisition of all or substantially all of the assets of Tenant, such assignee shall have a net worth and working capital sufficient to enable such assignee to meet Tenant's financial obligations hereunder.

            (c) In connection with any assignment of the Lease permitted without the consent of Landlord pursuant to Section 4.13(b), effective on the date of the assignment, Tenant shall be released from all obligations under this Lease arising prior to such effective date.

            (d) If Landlord's consent is required with respect to any assignment of this Lease or any sublease of the Premises or any part thereof, and Landlord shall grant such consent, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent, an amount equal to one-half of:

                  (i) in the case of an assignment, one-half (1/2) of all sums and other consideration paid to Tenant by the assignee for, or by reason of, such assignment to the extent such sums are in excess of the obligations assumed by the assignee to pay Annual Fixed Rent, Additional Rent and other sums under this Lease; and

                  (ii) in the case of a sublease, one-half (1/2) of any rents, additional charges, or other consideration payable under the sublease by the subtenant to Tenant that are in excess of the Annual Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof;

after deducting in both such cases all of Tenant's reasonable out-of-pocket expenses actually and directly incurred in connection with such sublease or assignment including, without limitation, reasonable legal fees, brokerage commissions, marketing costs, alterations to the space, rent concessions, tenant improvements or allowance, or any rent-free period, such expenses to be amortized over the term of the sublease (in the case of a sublease) or over the remaining term of this Lease (in the case of an assignment where the consideration is not paid in a lump sum on the date of such assignment).

      The sums payable under this Section 4.13(d) shall be paid to Landlord as and when payable by the subtenant or assignee to Tenant.

      4.14. Waste; Nuisance. Tenant shall not commit any nuisance or allow or suffer any waste to the Premises.

      4.15. Installations, Alterations or Additions.

            (a) Tenant shall not make any installations, alterations or additions in, to or on the Premises which would have a material adverse effect on the structural or external architectural integrity of the Premises, or the cost of which would exceed $250,000 with respect to a single project, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. In all cases where plans are prepared for any work to be done by Tenant having a cost of more than $250,000 or involving structural modifications, Tenant shall furnish copies of the same to Landlord no less than fifteen (15) days prior to the date on which Tenant shall commence work in the Premises and in all such cases, Tenant shall provide to Landlord as-built plans in respect of such work promptly after Tenant completes the same.

            (b) Installations, alterations or improvements performed by Tenant in or at the Building shall not require Landlord's prior consent if such installations, alterations or improvements would not have a material adverse effect on the structural or architectural integrity of the Premises. Landlord shall not have the right to require Tenant to remove at the end of the Term Tenant's Property or any installations, alterations or additions made during the Term. Notwithstanding the foregoing, nothing in this Section 4.15 shall require Tenant to obtain Landlord's consent to the installation, removal or substitution of Tenant's Property (hereinafter defined) in connection with the operation of Tenant's business so long as such installation, removal or substitution does not adversely affect in any material respect any structural component of the Building. "Tenant's Property" shall mean all of the following located in or used by Tenant in connection with the Premises (which shall be the sole property of Tenant): all personal property of any type whatsoever, all trade fixtures, machinery, office equipment, manufacturing equipment and used in connection with Tenant's business, production equipment, laboratory equipment, office equipment, furniture, together with all additions thereto, substitutions therefor and replacements thereof.

            (c) The following procedures shall apply with respect to any installations, alterations or additions in, to or on the Premises that require Landlord's prior consent pursuant to Section 4.15(a): Tenant shall submit to Landlord for review and comment construction plans, specifications and drawings for the Proposed Alterations ("Construction Drawings"). Landlord shall deliver its written comments on the Construction Drawings to Tenant not later than ten
(10) business days after Landlord's receipt of the same. If Landlord does not respond within ten (10) business days to any request by Tenant for consent to the Construction Drawings, then Landlord's consent shall be deemed given. Such process shall continue until the Construction Drawings are approved or deemed approved by Landlord. Any disputes in connection with such comments shall be resolved in accordance with Section 4.15(d) hereof.

            (d) In the event of any dispute regarding the design of the Proposed Alterations, which is not settled within ten (10) business days after notice of such dispute is delivered by one party to the other, Tenant shall make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord's and Tenant's positions with respect to such dispute, and (ii) such dispute does not involve a proposed modification or alteration of the exterior shell of the Building.

            (e) Landlord and Tenant hereby agree that disputes over Proposed Alterations that are not resolved pursuant to Section 4.15(c), (each, an "ARBITRATION MATTER") which cannot be resolved between Landlord and Tenant will be submitted to binding arbitration. If either party delivers to the other a demand for arbitration of an Arbitration Matter, then Landlord and Tenant shall meet (which meeting may take place by telephone conference) within three (3) business days after delivery of the demand for arbitration and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Arbitration Matter. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within five (5) business days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party's Arbitrator shall be the sole Arbitrator. If each party selects an Arbitrator, then the two Arbitrators so appointed shall, within five (5) business days after their appointment, appoint a third Arbitrator, who shall be the sole Arbitrator. If the two Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 5 business days prior written notice to the other party of such intent. The Arbitrator shall hold an arbitration proceeding, to be attended by Landlord and Tenant, within ten (10) business days of the Arbitrator's appointment. The decision of the Arbitrator shall be made within two (2) days after the arbitration proceeding. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party. The fees and expenses of any single Arbitrator or the third Arbitrator shall be borne equally by both parties. The parties hereby waive any right to appeal the decision of the Arbitrator. An "ARBITRATOR" for purposes of this Section only shall be any person appointed by or on behalf of either party pursuant to the provisions hereof and shall be a retired judge of the Superior Court or Land Court of Middlesex County, Massachusetts or an individual otherwise mutually agreed to by Landlord and Tenant.

            (f) Landlord shall not charge any fees for such approvals or in connection with the construction of any such alterations.

      4.16. Signage. Tenant shall have the right, without the consent of Landlord, to display Tenant identification signage on the exterior and interior of the Building, in the parking areas serving the Building and on the Primary Lot. The size, design and placement of said signage shall be in compliance with applicable laws. Tenant shall have no obligation to remove any signage upon the expiration or earlier termination of this Lease.

      4.17. Parking. Tenant shall have the exclusive right to use and occupy the parking areas located on the Land.

      4.18. Landlord's Additional Covenants. Except for mortgages granted with respect to the Premises to secure a financing, Landlord shall not encumber the Premises or permit any other person to use or occupy the Premises without the prior consent of Tenant. Without the prior written consent of Tenant, Landlord shall not construct any installations, alterations or additions on, to or under the Premises, except to the extent necessary to perform its obligations under this Lease.

                                    ARTICLE V
                               CASUALTY OR TAKING

      5.1. Casualty.

            (a) If, at any time during the Term, the Building or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 30 days after discovery of such damage (a "Restoration Notice") as to the amount of time Landlord reasonably estimates it will take to restore the Premises, as applicable (the "Restoration Period"). If the Restoration Period is estimated to exceed fifteen (15) months (the "Maximum Restoration Period"), Landlord may, in such notice, elect to terminate this Lease as of the date that is seventy-five (75) days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord's election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within forty-five (45) days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease pursuant to this Section 5.1, Landlord shall promptly restore the Premises (including all tenant improvements that were part of the Premises as of the date of this Lease), as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (hereinafter defined) in, on or about the Premises (collectively referred to herein as "HAZARDOUS MATERIALS CLEARANCES"); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period, Landlord shall cease all work, and Tenant may by written notice to Landlord delivered within five (5) business days of the expiration of Maximum Restoration Period, elect to terminate this Lease. If Tenant elects to terminate this Lease, Landlord shall be relieved of its obligation to make repairs or restoration, and this Lease shall terminate as of the date of discovery of such damage or destruction. Landlord shall retain any Rent paid and the right to any Rent payable by Tenant and applicable to the date of termination. If Tenant does not timely elect to terminate, this Lease shall remain in full force and effect, and Landlord shall complete all repairs and restoration as soon as reasonably practicable.

            (b) Notwithstanding anything to the contrary contained in Section 5.1(a), (i) if there is Material Damage (as hereinafter defined) and the date set forth in the Restoration Notice is more than twelve (12) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice to Landlord (a "TENANT TERMINATION NOTICE"), not later than thirty
(30) days following Tenant's receipt of the Restoration Notice. If this Lease is terminated by Landlord pursuant to Section 5.1(a) or by Tenant pursuant to this
Section 5.1(b), (a) the Term shall expire upon the thirtieth (30th) day after notice of termination is given or on such later date as Tenant reasonably requires so long as Tenant is continuously and diligently using good faith commercially reasonable efforts to relocate, (b) Tenant's liability for Rent shall cease proportionately as of the date Tenant vacates the Premises, and (c) any prepaid Rent for any period after the date Tenant's liability for Rent has ceased shall be refunded by Landlord to Tenant.

            (c) For purposes of this Article V, the term "MATERIAL DAMAGE" shall mean either (i) fifteen percent (15%) or more of the rentable area of the Premises is damaged and thereby rendered untenantable or not reasonably usable by Tenant for its then current Permitted Use, or (ii) a portion of the Premises is damaged and as a result thereof, Tenant is denied reasonable use or access to a material portion of the Premises.

            (d) Notwithstanding anything to the contrary in this Article V, either Landlord or Tenant may terminate this Lease if the Premises are damaged during the last 18 months of the Term and a third party architect or engineer reasonably acceptable to both Landlord and Tenant determines that it will take more than five (5) months to repair or restore such damage, or if insurance proceeds are not available for such repair or restoration. Rent shall be abated from the date of discovery of such damage or destruction until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant's business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 5.1, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

            (e) The provisions of this Lease, including this Section 5.1, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the parties hereto expressly agreeing that this Section 5.1 sets forth their entire understanding and agreement with respect to such matters.

      5.2. Taking.

            (a) If during the Term the entire Premises shall be taken or condemned by any public authority or for any public use or destroyed by the action of any public authority (including by sale under threat of such a taking) (a "Taking"), then this Lease shall terminate on the date on which title vests in such public authority, and the Annual Fixed Rent and Additional Rent shall be abated on and as of such date, and the parties' obligations hereunder shall cease. If only a part of the Premises shall be subject to a Taking, then, except as hereinafter provided in this Article, this Lease and the Term shall continue in full force and effect, provided that from and after the date of the vesting of title, the Annual Fixed Rent shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

            (b) If there is a Taking of more than fifty percent (50%) of the Building, Landlord may elect to terminate this Lease by notice to Tenant given within thirty (30) days after the effective time of such Taking, and this Lease shall terminate effective as of the date set forth in Landlord's notice which shall in no event be earlier than thirty (30) days from the date of such notice.

            (c) If (i) the part of the Premises subject to a Taking contains more than ten percent (10%) of the total area of the Building or a material portion of the parking area located on the Land, (and, with respect to the parking areas, Landlord is unable to provide Tenant with replacement parking reasonably acceptable to Tenant), immediately prior to such acquisition or condemnation, or (ii) if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to ten percent (10%) or more of the area of the Building, then Tenant may terminate this Lease by notice to Landlord, and this Lease shall end and expire on the effective time of the Taking.

            (d) Upon any termination of this Lease pursuant to the provisions of this Section 5.2, Annual Fixed Rent and Additional Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

            (e) Upon any acquisition or condemnation of all or any part of the Premises, Landlord shall receive the entire award for any such acquisition or condemnation, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term. Nothing contained in this Article V shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for Tenant's Property, alterations installed by Tenant or improvements, the then value of any Tenant's fixtures or personal property and for any moving expenses.

      5.3. Restoration. If neither Tenant nor Landlord exercises its election to terminate provided in Section 5.1 or 5.2, as may be applicable, then this Lease shall continue in full force and effect and a just proportion of the Annual Fixed Rent and other charges hereunder, according to the nature and extent of the damages sustained, shall be abated from the date of Casualty or Taking until Landlord shall have substantially completed the restoration of the Premises, as provided under this Article V. Landlord shall complete such restoration with as soon as practicable diligence at Landlord's expense, and the Premises shall be put by Landlord in a condition as nearly as practicable to their condition immediately prior to such Casualty or Taking, subject to zoning and building laws or ordinances then in existence.

      5.4. Award. Irrespective of the form in which recovery may be had, all rights to damages for all such Takings, subject to the allocation provisions sets forth below, shall belong to Landlord in all cases; provided, however, that Tenant shall have the right to pursue any separate claim to which it is entitled for Tenant's Property and Tenant's trade fixtures and moving and relocation expenses. Landlord and Tenant agree that the net proceeds of the damages treated as belonging to Landlord under this Section 5.4 (except to the extent utilized for restoration) shall be allocated as follows: first, to Landlord in the amount equal to the then fair market value of the Premises in the Yield-Up Condition; second, to Tenant in the amount of the then unamortized (determined on a straight-line basis over the Original Term of this Lease) cost of Tenant's Property (exclusive of Tenant's Property not encompassed within such Taking) (except to the extent the same are treated as trade fixtures and a separate award is made on account thereof to Tenant); third, to Tenant in the amount of the then fair market value of Tenant's leasehold interest in the Premises; and fourth, to Landlord in the amount of the balance of the net proceeds. The procedures for the determination of Market Rent under Section 2.4 of this Lease shall be applicable to the determination of the fair market value of the Premises.

      In the case of a Taking which permanently reduces the Premises, the Annual Fixed Rent and other charges due hereunder shall be equitably abated or adjusted for the balance of the Term.

                                   ARTICLE VI

                                    DEFAULTS

      6.1. Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Annual Fixed Rent and if such default shall continue for ten (10) days after written notice from Landlord designating such default (provided that Landlord shall not be required to give any such notice more than two (2) times in any twelve (12)-month period), or (b) if Tenant shall default in the performance of any of its obligations to pay Additional Rent hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default, or (c) if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or does not thereafter diligently prosecute such correction to completion within a reasonable period of time under the circumstances, or (d) if any assignment for the benefit of creditors shall be made by Tenant without Landlord's consent, or (e) if Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant, or (f) if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest and is not discharged or bonded within forty-five (45) days thereafter, or (g) if a petition is filed by Tenant for liquidation or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and affect, or (h) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary, to the extent permitted by law) enter into and upon the Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary, to the extent permitted by law) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate and Landlord, without notice to Tenant, may store Tenant's effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

      6.2. Remedies.

      In the event that this Lease is terminated under any of the circumstances contained in Section 6.1, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the fair market rental value of the Premises for the residue of the Term, which shall be calculated on a net present value basis using a discount rate equal to the Prime Rate as published in the "Money Rates" Section of The Wall Street Journal ("Prime Rate"). In calculating the rent reserved there shall be included, in addition to the Annual Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant during the residue. Tenant further covenants as additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord as compensation as provided in this Section 6.2, and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's reasonable expenses in connection with such reletting; including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed that Landlord shall use reasonable efforts to (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, which may include granting such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

      Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

      6.3. Remedies Cumulative. Except as otherwise expressly provided herein, any and all rights and remedies which either party may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with one another, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

      6.4. Landlord's Rights to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time following notice to Tenant and expiration of all applicable cure, notice and grace periods (except in cases of emergency, in which case only such notice, if any, as may be reasonable under the circumstances need be given), any default by Tenant under this Lease; and whenever Landlord so elects, all reasonable costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the Delinquency Rate (as defined in Section 6.7) from the date of payment by Landlord to the date of payment by Tenant.

      6.5. Effect of Waivers of Default. Any consent or permission by either party to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by either party of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

      The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by either party to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

      6.6. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy provided in this Lease.

      6.7. Interest on Overdue Sums. If Tenant fails to pay any installment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant to Landlord within ten (10) business days after the due date thereof (without regard to any requirement of notice from Landlord or any period of grace allowed to Tenant under this Lease before Landlord is allowed to exercise any remedy on account thereof), the amount so unpaid shall bear interest at an annual rate (the "Delinquency Rate") equal to 400 basis points above the Prime Rate, if such rate is in excess of any maximum interest rate permissible under applicable law, the Delinquency Rate shall be the maximum interest rate permissible under applicable law, commencing with the due date and continuing through the day preceding the date on which payment of such delinquent payment with interest thereon is paid. Similarly, if Landlord fails to pay any amount payable to Tenant by Landlord within ten (10) business days after the due date thereof, the amount so unpaid shall bear interest at the Delinquency Rate, commencing with the due date and continuing through the date preceding the date on which payment of such delinquent payment with interest thereon is paid.

                                   ARTICLE VII

                                    MORTGAGES

      7.1. Rights of Mortgage Holders. The word "mortgage" as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word "holder" shall mean a mortgagee, and any subsequent holder or holders of a mortgage.

      In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, by certified or registered mail, of such act or omission to the holder of any mortgage encumbering the Premises whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) unless Landlord or such holder shall have failed to commence to remedy such act or omission within thirty (30) days after such notice or thereafter diligently to prosecute such remedy to completion.

      In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the Premises, or any part thereof, Tenant shall attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease if so requested by such purchaser, so long as such purchaser recognizes all of Tenant's rights under this Lease.

      7.2. Superiority of Lease: Option to Subordinate. Unless Landlord exercises the option set forth below in this Section 7.2, this Lease shall be superior to and shall not be subordinate to any mortgage on the Premises. Landlord shall have the option to subordinate this Lease to any mortgage of the Premises provided that the holder of record thereof enters into a subordination and non-disturbance agreement with Tenant, in form reasonably acceptable to Tenant (the "SNDA"), by the terms of which such holder will agree (a) to recognize the rights of Tenant under this Lease and not to disturb Tenant's possession of the Premises so long as Tenant is not in default of its obligations hereunder beyond applicable notice, grace and cure periods, (b) to cure any repair or maintenance default which shall be continuing upon acquisition of the Premises by such holder, (c) to perform Landlord's obligations hereunder arising on and after the date of such holder's acquisition of title and (d) to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, and which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing said Premises at any foreclosure sale. Tenant and Landlord agree to execute and deliver any appropriate and mutually acceptable instruments necessary to carry out the agreements contained in this Section 7.2. Any such mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary; subject to the provisions of the SNDA.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

      8.1. Notices from One Party to the Other. All notices and other communications required or permitted hereunder shall be in writing and addressed, if to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be given by mailing to such address postage prepaid, registered or certified mail, return receipt requested or by delivery by a nationally-recognized overnight delivery service which provides delivery receipts, or delivered to such address by hand. Any notice shall be effective upon receipt or tender of delivery.

      8.2. Quiet Enjoyment. Landlord agrees that upon Tenant's paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to Landlord's remedies under this Lease in the event of a default by Tenant hereunder.

      8.3. Recordation of Lease. Tenant shall, at its sole cost, have the right to record this Lease in the land records of the jurisdiction in which the Building is located. Both parties shall, upon the request of either, execute, deliver and record a Notice of Lease in the form attached hereto as Exhibit D, with such modifications as may be permitted by applicable statute, or otherwise agreed to by the parties. If this Lease is terminated before the originally scheduled expiration of the Term, the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact, coupled with an interest, with full power of substitution to execute such instrument.

      8.4. Bind and Inure: Limitation of Landlord's Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of the Premises, provided, however, that (a) any successor Landlord shall be obligated to cure any repair or maintenance default of a prior Landlord which shall be continuing upon acquisition of the Premises by such successor Landlord and (b) any successor Landlord (other than a mortgagee or a person acquiring title on foreclosure or conveyance in lieu of foreclosure) shall be obligated to cure any payment default of a prior Landlord which shall be continuing upon acquisition of the Premises by such successor Landlord. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises, any portion thereof, and any rents, proceeds, insurance proceeds and condemnation awards arising therefrom. In no event shall Landlord be liable to Tenant for any indirect, consequential or punitive damages arising out of a breach by Landlord of its obligations hereunder. No individual partner, trustee, stockholder, officer, director, employee, beneficiary, member or manager of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord's interest in the Premises (including any rents and profits) therefrom arising after enforcement is sought, or arising prior to enforcement (to the extent the latter have not been distributed or used by Landlord) in pursuit of its remedies upon an Event of Default under Section 6.1, and the assets of Landlord and its partners, trustees, stockholders, officers, employees, beneficiaries, members or managers shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant; provided that the foregoing provisions of this sentence shall not constitute a waiver of any obligation evidenced by this Lease and provided further that the foregoing provisions of this sentence shall not limit the right of Tenant to name Landlord or any partner or trustee thereof as party defendant in any action or suit in connection with this Lease so long as no personal money judgment shall be asked for or taken against any partner, trustee, stockholder, officer, employee beneficiary, member or manager of Landlord.

      8.5. Acts of God. In any case where either party hereto is required to do any act, then, except where specifically provided in this Lease to the contrary, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, government regulations, moratoria, unusually severe weather, or other causes beyond such party's reasonable control which are unrelated to labor difficulties and shortages of labor, materials or equipment shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

      8.6. Landlord's Default; Tenant's Right of Self-Help. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after notice from Tenant to Landlord specifying such default Landlord has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion. Except only as specifically otherwise provided in this Lease, Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.

      If, by reason of any failure which is not due to any act or omission of Tenant or any employee, agent, contractor, licensee, or invitee of Tenant, Tenant's use and enjoyment of the Premises materially is impaired by reason of Landlord's failure to comply with its obligations under this Lease, then Tenant may give Landlord and all holders of mortgages on the Premises written notice thereof, and if Landlord or any said holder (if such holder shall elect to do so) shall fail to begin correction of such condition by a date which is ten (10) days after Landlord's receipt of such notice, Tenant shall have the right, but shall not be required, to perform such repair or restoration work as is reasonably necessary to cure the condition. In the event of the proper exercise of such right of self-help by Tenant in accordance with the provisions of this paragraph, Landlord agrees to pay Tenant, within thirty (30) days of billing, the reasonable costs incurred by Tenant in curing such condition or, in the event Landlord fails to so reimburse Tenant within such thirty-day period, Tenant shall have the right to offset said amounts against Tenant's Annual Fixed Rent obligations next-coming due hereunder.

      Landlord shall pay on demand Tenant's expenses, including reasonable attorneys' fees, incurred by Tenant in successfully enforcing any obligation of Landlord under this Lease.

      8.7. Brokerage. Each of Tenant and Landlord warrants and represents to the other that it has had no dealings with any broker or agent in connection with this Lease other than the Broker(s) named in Article I and covenants to defend with counsel approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than the Broker(s) named in Article I with respect to its dealings in connection with this Lease or the negotiation thereof. The brokerage commission of Broker shall be paid by Tenant pursuant to a separate agreement.

      8.8. Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants conditions and provisions of this Lease and their application thereof to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable, provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words "Landlord" and "Tenant" appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those holding title or claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several. Time is of the essence with respect to all terms and conditions of this Agreement.

      8.9. Submission Not an Offer. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered.

      8.10. Security Deposit. Tenant shall deposit with Landlord a security deposit equal to six (6) months of Annual Fixed Rent in the total amount of One Million Six Hundred Four Thousand Sixty-Three and no/100 Dollars ($1,604,063.00) in the form of an unconditional, irrevocable letter of credit without documents, with Landlord as beneficiary, in whole or in part, and providing for payment in Boston, Massachusetts ("SECURITY DEPOSIT"). The letter of credit shall be in form and substance reasonably satisfactory to Landlord, shall be drawn on a domestic commercial money center bank with a letter of credit paying office located in Boston, Massachusetts reasonably satisfactory to Landlord and shall be addressed to, and payable upon simple demand by, Landlord and Landlord's mortgagee(s) as co-beneficiaries, which demand shall be accompanied by a statement of an authorized officer or agent of Landlord stating that the drawing represents amounts due to Landlord from Tenant under this Lease. The letter of credit shall provide for multiple draws and multiple successors or co-beneficiaries. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease applicable to Tenant. If, after notice and beyond the expiration of any applicable grace period (or, if Landlord is prevented from giving notice by the automatic stay of a Bankruptcy court or by any other legal prohibition, without notice) Tenant fails to make the payment of rent or other money due hereunder, timely perform or observe any obligation of Tenant under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Landlord may spend by reason of Tenant's default, or for compensation to Landlord for any loss or damage which Landlord may suffer or be entitled to by reason of Tenant's failure to timely perform or observe any obligation of Tenant under this Lease. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit with Landlord a supplemental letter of credit in an amount sufficient to restore the Security Deposit to its original amount and otherwise in form and substance as required for the original letter of credit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned (without interest) to Tenant at Lease expiration or termination and after Tenant has vacated the Premises. Failure of Tenant to deliver a replacement letter of credit to Landlord at least ten (10) days prior to the expiration date of any current letter of credit shall constitute a separate event entitling Landlord to draw down immediately and entirely on the current letter of credit and the proceeds shall constitute a cash Security Deposit. Landlord shall not be required to keep the cash Security Deposit separate from Landlord's general funds or be deemed to be a trustee of same. Tenant shall pay when due all fees, charges and costs imposed by the issuing bank for the issuance, transfer or amendment of the letter of credit and/or any supplemental letter of credit. Notwithstanding anything to the contrary in this Section 8.10, on the Term Commencement Date, Tenant shall have the right to deposit cash in the amount of One Million Six Hundred Four Thousand Sixty-Three and no/100 Dollars ($1,604,063.00) as the Security Deposit hereunder in lieu of a letter of credit, and shall, within thirty (30) days after the Term Commencement Date, deliver to Landlord the letter of credit referenced above in this Section 8.10. Within two
(2) business days after Tenant delivers to Landlord an original letter of credit in accordance with this Section 8.10, Landlord shall refund to Tenant the cash security deposit by wire transfer of immediately available funds.

      8.11. Parties Responsible for Costs of Own Obligations. Except where specifically provided herein to the contrary, each party shall bear all costs and expenses of performing its obligations under this Lease.

      8.12. Limitation on Damages. In no event shall Tenant be liable for any indirect, consequential or punitive damages arising from a breach of Tenant's obligations under this Lease.

                                   ARTICLE IX

                    FIRST OPPORTUNITY; RIGHT OF FIRST REFUSAL

      9.1. Tenant's Right of First Opportunity to Purchase. Landlord will not during the Term of this Lease (the "First Opportunity Period") sell the Premises or any portion thereof to a third party without first complying with the following (the "First Opportunity Rights"):

            (a) Landlord will not sell the Premises to a third party unless it first gives Tenant written notice of its intention to sell or attempt to sell the Premises and setting forth in detail terms and conditions upon which it would be willing to sell (a "Sale Offer") the Premises to Tenant; and

            (b) Tenant will have thirty (30) days after receipt of a Sale Offer (the "Offer Period") within which to accept any such Sale Offer. Failure of Tenant to accept any such Sale Offer within such Offer Period shall constitute and be deemed a rejection of such Sale Offer. If Tenant accepts such Sale Offer within such Offer Period, each of Landlord and Tenant shall execute and deliver to the other the Purchase Agreement in substantially the form attached hereto as Exhibit E ("Purchase Agreement") within thirty (30) days after Tenant accepts such Sale Offer. If Tenant does not accept such Sale Offer within the Offer Period, or, if after accepting any such Sale Offer within the Offer Period, Tenant fails to execute and deliver the Purchase Agreement within thirty (30) days after Tenant accepts such Sale Offer, then Landlord shall be free, for a period of one hundred eighty (180) days after the expiration of the Offer Period, to sell the Premises (i) at a price which is not less than ninety-five percent (95%) of the purchase price offered to Tenant in the Sale Offer or (ii) on other terms and conditions materially more beneficial to buyer than those offered to Tenant in the Sale Offer, without re-offering the Premises to Tenant at such reduced price and/or better terms, as applicable, by written notice (the "Reduced Offer"), whereupon Tenant shall have thirty (30) days to accept the Reduced Offer. If Tenant shall fail within such thirty (30) day period to accept the Reduced Offer or if Tenant shall accept the Reduced Offer but shall fail to execute and deliver the Purchase Agreement within thirty (30) days after accepting the Reduced Offer, Landlord shall again be free for a period of one hundred eighty (180) days to sell the Premises to any other party in the same manner as aforesaid. If Landlord shall fail to accept a bona fide offer to sell the Premises in accordance with terms of Section this Section 9.1(b) within the time periods specified herein, then Tenant's right of first opportunity to purchase set forth in Section 9.1(a) and this Section 9.1(b) shall again become applicable.

      9.2. Tenant's Right of First Refusal. If, during the Term of this Lease, Landlord shall receive an offer to purchase the Premises and Landlord desires to accept such offer (the "Landlord's Offer"), Landlord shall give written notice of the terms of Landlord's Offer and Landlord's desire to accept Landlord's Offer to Tenant (the "Landlord's Offer Notice"). If Tenant desires to acquire the Premises on the terms and conditions in Landlord's Offer Notice, Tenant shall give Landlord notice thereof (the "Tenant's Acceptance Notice") within the earlier to occur of (a) five (5) business days after the date on which Landlord gives Tenant Landlord's Offer Notice, if Tenant shall have declined a Sale Offer or Reduced Offer within the preceding twelve (12) month period or (b) thirty
(30) days after the date on which Landlord gives Tenant Landlord's Offer Notice if Tenant shall not have declined a Sale Offer or Reduced Offer within the preceding twelve (12) month period, and, in the event that Tenant delivers a Tenant's Acceptance Notice, Landlord and Tenant shall promptly thereafter execute and deliver the Purchase Agreement. If Tenant does not give Tenant's Acceptance Notice to Landlord within such five (5) business day period or thirty
(30) day period, as applicable, Landlord shall be entitled to accept Landlord's Offer and consummate the sale of the Premises free of Tenant's rights under this
Section 9.2.

                                    ARTICLE X

                          DEVELOPMENT OF EXPANSION LOT

      10.1. Tenant's Approval Right During Term. Tenant hereby acknowledges that Landlord may desire to develop the Expansion Lot by constructing a building or other improvements thereon ("Expansion Building"). In the event Landlord desires to construct the Expansion Building, Landlord shall give notice to Tenant describing its development plan in detail reasonably satisfactory to Tenant. Tenant shall, within thirty (30) days after receipt of such notice and a development plan in detail reasonably satisfactory to Tenant, either approve or disapprove the proposed development in writing. Tenant's approval of the plans for the Expansion Building shall not be unreasonably withheld or conditioned, provided, that, Landlord acknowledges and agrees that it shall be reasonable for Tenant to withhold its approval to any design for the Expansion Building (i) to the extent such design is not for a first class office building, laboratory building, medical research facility, health care research facility or a combination of any of the foregoing comparable to the first class quality of the Building and other buildings located in MetroNorth Corporate Center (120 Presidential Way, 150 Presidential Way, 10 Presidential Way and 235 Presidential
Way) or (ii) if it is not in compliance with all applicable laws and regulations. Any special permit obtained by Landlord with respect to the Expansion Building shall be deemed to be in compliance with all applicable laws and regulations, provided, that, Landlord acknowledges and agrees that Tenant shall have the right to disapprove any proposed use or design of the Expansion Building that is noxious or that would have a material adverse effect on Tenant's use and occupancy of the Premises.

      10.2. Activities on Expansion Lot. In connection with any activities of Landlord on or affecting the Expansion Lot, Landlord hereby covenants and agrees to (i) abide by, and cause its contractors and agents to abide by, the building rules and regulations regarding construction activities at the Building, exclusive of any rules and regulations which conflict with the terms of this Lease or which have not been provided as of the date hereof to Tenant, (ii) not damage the Building or any portion of the Primary Lot and (iii) not unreasonably disturb the use, occupancy or enjoyment by Tenant or its successors and assigns of any portion of the Building or the Primary Lot.

      10.3. Construction Activities of Landlord on Expansion Lot. Landlord understands and acknowledges that Tenant operates a manufacturing facility at the Premises that may be adversely affected by noise or vibrations caused by construction activities on the Primary Lot or the Expansion Lot. In connection with performing any construction activities on the Primary Lot or the Expansion Lot, Landlord will use its best efforts to avoid adversely affecting Tenant's manufacturing facility. Landlord shall provide Tenant with not less than seventy-two (72) hours' advance notice of any construction activities on the Primary Lot or Expansion Lot that could potentially have an adverse effect on Tenant's manufacturing facility or other operations. If Tenant thereafter notifies Landlord that such proposed construction activities will likely have an adverse effect on Tenant's manufacturing or other operations, Landlord shall use its best efforts to employ any and all available alternatives to the extent necessary to avoid adversely affecting Tenant's manufacturing and other operations (such as performing the work during other than Tenant's business hours; employing alternative construction methods, etc.).

      10.4. Expansion Right. Subject to the terms of this Section 10.4, except during the final eighteen (18) months of the Term of this Lease, Tenant shall have the following rights to lease space in the Expansion Building (the "Expansion Space").

            (a) Tenant's Preconstruction Expansion Option. Before construction of the Expansion Building is commenced and before Landlord shall enter into any binding arrangement with any third party to lease all or part of the Expansion Building, Landlord shall provide Tenant a notice (the "Preconstruction Expansion Notice") setting forth the terms and conditions under which Landlord would be willing to lease space to Tenant ("Tenant's Preconstruction Expansion Option"). Within thirty (30) days after Landlord's notice, Tenant shall inform Landlord whether it elects to lease space in the Expansion Building according to the terms set forth in the Preconstruction Expansion Notice. If Tenant does not so inform Landlord within such thirty (30) day period, Tenant shall be deemed to have elected not to lease such space in the Expansion Building. If Tenant so elects, Landlord shall offer the space to Tenant on the terms described in the Preconstruction Expansion Notice, except that Tenant shall have the right to specify that the term of its lease for the space in the Expansion Building shall be coterminous with the Term for its space in the Building (including any Extension Term), provided, that, the term of its lease for space in the Expansion Building shall in no event be less than five (5) years. If Tenant does not so elect, or is deemed not to have so elected, Landlord shall be free to enter into a lease with any other party for a rent with an effective value not less than 95% of the effective value of the rent in the Preconstruction Expansion Notice, which amount shall be determined based on the rental rate, rent escalations, tenant incentives and other concessions; provided, however, Landlord shall not be free to enter into a lease with any other party for rent with an effective value less than 95% of the effective value of the rent in the Preconstruction Expansion Notice without providing Tenant another Preconstruction Expansion Notice as provided above. The provisions of this Section 10.4(a) shall apply to all lease arrangements that Landlord enters into with respect to the Expansion Building prior to commencement of construction thereof. In the event Landlord does not commence construction of the Expansion Building within two (2) years of the date Tenant does not elect, or is deemed not to have elected, to lease space in the Expansion Building according to the terms set forth in the Preconstruction Expansion Notice, and Landlord continues to desire to construct the Expansion Building, Landlord shall, except during the final eighteen (18) months of the Term of this Lease (as the same may have been extended), provide to Tenant another Preconstruction Expansion Notice as provided above, which notice shall be subject to the rights of third parties who have previously agreed to lease space in the Expansion Building.

            (b) Tenant's Offer. Within thirty (30) days after the date of commencement of construction of the Expansion Building, Landlord shall grant to Tenant a right of first offer ("Offer Right") to lease all or part of the Expansion Building (the "Offer Notice"). The Offer Notice shall include (i) the size and location of any and all available space in the Expansion Building ("Expansion Space"), (ii) Landlord's reasonable good faith determination of Landlord's anticipated rental rate and tenant incentives and other terms and conditions for the Expansion Space, (iii) the date that the Expansion Space will be available to Tenant, (iv) the length of the term for which such Expansion Space can be leased to Tenant and (v) such other terms as Landlord shall elect. Tenant may, within ten (10) days after its receipt of the Offer Notice, elect to exercise its right to lease the Expansion Space covered by such Offer Notice on Landlord's proposed rental terms. If Tenant fails to exercise its right within such ten (10) day period after Tenant's receipt of the Offer Notice, Tenant shall be deemed to have waived its right under this Section 10.4(b) as to such Expansion Space (but not as to any other space in the Expansion Building) for a period of twelve (12) calendar months after the date on which Landlord gives the Offer Notice; provided, however, that if Tenant does not exercise its right under this Section 10.4(b), Landlord may not lease such Expansion Space for less than 95% of the effective value of the rent in the Offer Notice, which amount shall be determined based on the rental rate, rent escalations, tenant incentives, rent abatements and other concessions, without first providing Tenant another Offer Notice as provided above. Notwithstanding the foregoing, if Tenant fails to exercise its right under this Section 10.4(b) and Landlord fails to lease such Expansion Space on terms as described in the preceding sentence, within twelve (12) calendar months after the date on which Landlord gives the Offer Notice, or if Landlord leases such Expansion Space and such Expansion Space thereafter again becomes available for lease, then Tenant's rights under this Section 10.4(b) shall be reinstated as to such Expansion Space and Landlord shall provide Tenant with another Offer Notice as provided above. Tenant's rights under this Section 10.4(b) shall be subject to the rights of other tenants leasing space in the Building or the Expansion Building at the time Tenant exercises its Offer Right.

            (c) Except for work and allowances constituting tenant incentives as shown in the Preconstruction Expansion Notice or the Offer Notice, or unless Landlord expressly agrees in writing to the contrary, the Expansion Space leased by Tenant shall be leased in its "then-existing" condition and shall be provided to Tenant broom clean (it being expressly understood by Tenant that Landlord shall not be required to complete any work or provide any tenant improvement allowance with respect to the Expansion Space).

            (d) If Tenant exercised its rights under this Section 10.4 by electing to lease the space in the Expansion Building (including Expansion Space), Landlord and Tenant shall execute a written lease (the "Expansion Building Lease") confirming the terms, provisions and conditions applicable to the space leased by Tenant.

The foregoing provisions of this Article X are intended to benefit Tenant and its successors and assigns and to run with Tenant's leasehold and/or fee interest (as the case may be) in the Building and the Primary Lot and shall be memorialized in a recordable instrument and recorded in the land records as a covenant burdening the Expansion Lot.

                                   ARTICLE XI

                    LANDLORD'S REPRESENTATIONS AND WARRANTIES

      11.1. Representations and Warranties of Landlord. To induce Tenant to execute this Lease and perform its obligations hereunder, Landlord hereby represents and warrants to Tenant as of the date hereof as follows:

            (a) Landlord is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. Landlord has all requisite power to own, lease and operate its assets, and to carry on its business as now conducted. Landlord has full power to execute, deliver and carry out the terms and provisions of this Lease and all documents required on its part to be executed and has taken all necessary company action to authorize the execution, delivery and performance of this Lease and all other agreements and instruments executed in connection herewith and the performance of those provisions of this Lease required on its part to be carried out. The persons executing this Lease (and all other agreements and instruments entered into by Landlord in furtherance hereof), on behalf of Landlord, have the authority to bind Landlord to the terms and conditions of this Lease (and all said agreements and instruments). Neither the execution and delivery of this Lease and said agreements and instruments to be executed by Landlord in connection herewith, nor the incurrence by Landlord of the obligations herein set forth, nor the consummation by Landlord of the transactions herein contemplated, nor compliance by Landlord with the terms of this Lease and said agreements and instruments will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the limited liability company agreement of Landlord, or to the knowledge of Landlord, any bond, note or other evidence of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument, to which Landlord is a party or by which any of its properties may be bound. This Lease constitutes, and all agreements and documents required to be executed by Landlord hereunder when so executed and delivered shall constitute, the legal, valid and binding obligations of Landlord enforceable against Landlord in accordance with their respective terms. Any order, permission, consent, approval, license, authorization, registration or filing with, or exemption by, any governmental agency which is required for the execution or delivery of this Lease, or said agreements and instruments by Landlord has been obtained or made.

            (b) Landlord is not in default or violation of any order, writ injunction, decree or demand of any governmental authority.

            (c) Landlord (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Landlord, and (iv) to the best of its knowledge, none of the foregoing are pending or threatened.

            (d) Landlord has not granted or conveyed to anyone other than Tenant, any right or option to acquire the Property or any party thereof or any easement, license or lease except for matters of record of the Property or other right relating to the use or possession of the Property.

      WITNESS the execution hereof under seal as of the day and year first above written.

                                TENANT:

                                19 Presidential Way
                                Woburn, MA 01801

                                By:    /s/ Louise A. Mawhinney
                                Name:  Louise A. Mawhinney
                                Title: Vice President, Chief Financial Officer,
                                       Treasurer and Secretary

                                LANDLORD:

                                ARE-MA REGION NO. 20, LLC, a Delaware limited liability company

                                By:    Alexandria Real Estate Equities,
                                       L.P., a Delaware limited partnership

                                       By: ARE-QRS Corp., a Maryland corporation

                                By:    /s/ Jennifer Pappas
                                       _________________________________________

                                Name:  Jennifer Pappas
                                       _________________________________________

                                Its:   Vice President & Assistant Secretary
                                       _________________________________________

                                    EXHIBIT A

                           DESCRIPTION OF PRIMARY LOT

Lot 11:

A parcel of land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 11 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 212009.

                                    EXHIBIT B

                          DESCRIPTION OF EXPANSION LOT

Lot 12:

A parcel of land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 12 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 212009.

Parcel 5B-1

A parcel of land situated near Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Parcel 5B-1 on a plan entitled, "Subdivision Plan of Land in Woburn, Massachusetts," dated January 16, 2001, prepared by Vanasse Hangen Brustlin, Inc., recorded Middlesex South Registry of Deeds in Plan Book 32475, Page 319.

                                    EXHIBIT C

                  FIXTURES, FURNISHINGS AND EQUIPMENT OF TENANT
                           TO BE REMOVED FROM PREMISES

- NMRs, LCMSs, and all other Analytical and Research laboratory equipment, whether fastened to the building or not*

- ArQule AMAP and ssAMAP customized production and research-based equipment, whether fastened to the building or not*

- Autoclaves, biosafety cabinets, incubators, stability chambers, and all other biology-related equipment, whether fastened to the building or not*

-  Machine shop equipment, whether fastened to the building or not

-  External N2 storage tank, which is leased from supplier

-  Custom solvent delivery and collection system

-  Fitness Center equipment

-  Equipment located in Server Room and Network closets

- Built-in A/V equipment, including videoconferencing, teleconferencing, and telecommunications equipment

-  Radio/microwave tower on roof, leased from supplier

- All equipment added after the signing of the lease, whether fastened to the building or not*

* Exemptions do not include fume hoods, casework, and lab benches

                                    EXHIBIT D

                                 NOTICE OF LEASE

      This notice of lease has been executed and delivered in accordance with the Massachusetts General Laws to give notice of the lease described below, but is not intended to modify or amend any of the terms of said lease, and in the event of any inconsistency between the terms of this notice of lease and the terms of the lease described below, the lease described below shall govern.

      Landlord:          ARE-MA Region No. 20, LLC, a Delaware limited liability
                         company having an office at c/o Alexandria Real Estate
                         Equities, Inc., 135 N. Los Robles Avenue, Suite 250,
                         Pasadena, CA 01101

      Tenant: ArQule, Inc., a Delaware corporation having an office at 19 Presidential Way, Woburn, MA 01801

      Date of Lease:     May __, 2005

      Term of Lease:     10-year period commencing on the Term Commencement
                         Date, together with two options to extend for 5-years each as provided in and on the terms set forth in
                         Section 2.2 of the Lease.

      Term
      Commencement
      Date:              ___________________

      Premises:          The leased premises consist of the following:

                         A parcel of land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 11 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 212009.

      Expansion Lot:     The Expansion Lot consists of the following:

                         Lot 12:

                         A parcel of land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 12 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 212009.

                         Parcel 5B-1

                         A parcel of land situated near Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Parcel 5B-1 on a plan entitled, "Subdivision Plan of Land in Woburn, Massachusetts," dated January 16, 2001, prepared by Vanasse Hangen Brustlin, Inc., recorded Middlesex South Registry of Deeds in Plan Book 32475, Page 319.

      Other: The Lease contains, as to the Premises and/or the Expansion Lot (i) certain rights of first offer for the Tenant; (ii) certain rights of first refusal for the Tenant; (iii) certain expansion rights for the Tenant; and (iv) certain approval rights of the Tenant with respect to future development on the Expansion Lot by the Landlord.

      WITNESS the execution hereof under seal as of this 2nd day of May, 2005.

                                 LANDLORD:

                                 ARE-MA REGION NO. 20, LLC,
                                 a Delaware limited liability company

                                 By: ALEXANDRIA REAL ESTATE EQUITIES, L.P., a
                                 Delaware limited partnership,
                                 Managing Member

                                 By: ARE-QRS CORP., a Maryland
                                 corporation, General Partner

                                 Name:
                                 Title:

                                 TENANT:

                                 ARQULE, INC.

                                 By:    /s/ Louise A. Mawhinney
                                 Name:  Louise A. Mawhinney
                                 Title: Vice President, Chief Financial Officer,
                                        Treasurer and Secretary

COMMONWEALTH OF MASSACHUSETTS

      On this _____ day of May, 2005, before me, the undersigned notary public, personally appeared _________________________________, proved to me through satisfactory evidence of identification, which was personal knowledge of identity to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as _________________________ of ArQule, Inc.

                                 _______________________________________________
                                 Notary Public
                                 My Commission Expires:_________________________

COMMONWEALTH OF MASSACHUSETTS

      On this _____ day of May, 2005, before me, the undersigned notary public, personally appeared _________________________________, proved to me through satisfactory evidence of identification, which was personal knowledge of identity to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as _________________________ of ARE-QRS Corp.

                                 _______________________________________________
                                 Notary Public
                                 My Commission Expires:_________________________

                                    EXHIBIT E

                           FORM OF PURCHASE AGREEMENT

                         AGREEMENT OF PURCHASE AND SALE

       (REPURCHASE OF PROPERTY BY ARQULE, INC. PURSUANT TO SELLER'S LEASE)

      THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made as of ___________________ ("Contract Date"), between (i) ARE-MA Region No. 20, LLC, a Delaware limited liability company ("Seller"), and (ii) ArQule, Inc., a Delaware corporation ("Purchaser").

                            ARTICLE 1. INTERPRETATION

      1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

            1.1.1 ACTION: any action, suit, arbitration, governmental investigation or other legal proceeding.

            1.1.2 CLOSING: the consummation of the purchase and sale of the Property as contemplated by this Agreement.

            1.1.3 CLOSING DATE: the date on which the Closing occurs.

            1.1.4 CODE: the Internal Revenue Code of 1986, as amended.

            1.1.5 CONTRACT DATE: as defined in the Preamble.

            1.1.6 CONTRACT: any contract for services, maintenance and supplies, or equipment leases to which Seller is a party and which is necessary for the use, maintenance, operation, or equipping of the Property, and all amendments thereto.

            1.1.7 DAMAGES: damages (other than indirect, special or consequential damages), liabilities, losses, claims, costs and expenses (including reasonable attorneys' fees and expenses).

            1.1.8 DEPOSIT: as defined in Section 2.2.

            1.1.9 ENVIRONMENTAL LAWS: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

            1.1.10 EXISTING SURVEY: as defined in Section 5.2.2.

            1.1.11 HAZARDOUS SUBSTANCE: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

            1.1.12 IMPROVEMENTS: the building located on the Land, having an address of 19 Presidential Way, Woburn, Massachusetts and a tax lot designation of 195 Presidential Way, Woburn, Massachusetts, including all heating, ventilation and air conditioning systems serving such buildings, and all laboratory casework and fume hoods located therein.

            1.1.13 INTANGIBLE PROPERTY: collectively, (i) all assignable guarantees and warranties that relate to the Improvements, (ii) all assignable permits, certificates of occupancy, and other public approvals that relate to the Land or the Improvements and (iii) all plans and specifications for the Improvements.

            1.1.14 LAND: collectively, the parcels of land more fully described on Exhibit C (excluding the Expansion Lot, as such term is defined in Seller's Lease) together with all right, title and interest of the Seller in and to (i) all rights, ways, easements, privileges and appurtenances to such parcel, (ii) all strips and gores appurtenant to such parcel, and (iii) any land lying in the bed of any streets, roads and alleys appurtenant to such parcel.

            1.1.15 LEGAL REQUIREMENT: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

            1.1.16 OBJECTIONS: as defined in Section 5.2.3.

            1.1.17 PERMITTED EXCEPTIONS: collectively, (i) the matters approved or deemed approved by Purchaser in accordance with Section 5.2 and set forth on
Schedule 5.2 hereof, and (ii) the lien for real estate taxes and other assessments not yet due and payable.

            1.1.18 PERSON: a natural person or any legal or governmental entity.

            1.1.19 PROPERTY: collectively, (i) the Land and the Improvements and Seller's fee simple interest therein, and (ii) the Intangible Property and all right title and interest of Seller therein and thereto.

            1.1.20 PURCHASE PRICE: as defined in Section 2.2.

            1.1.21 PURCHASER: as defined in the Preamble.

            1.1.22 PURCHASER INDEMNIFIED PARTIES: as defined in Section 7.5.1.

            1.1.23 PURCHASER'S DESIGNEE: as defined in Section 11.1.

            1.1.24 SERVICE CONTRACT: any contract for services, maintenance and supplies, equipment leases, and any other contract or agreement to which Seller is a party relating to the use, maintenance, operation, provisioning or equipping of the Property, and all amendments thereto.

            1.1.25 SELLER: as defined in the Preamble.

            1.1.26 SELLER'S KNOWLEDGE: the actual current knowledge of __________________, without any obligation to review any files or make inquiry of any Person. No knowledge of any other Person shall be imputed to Seller.

            1.1.27 SELLER'S LEASE: that certain lease dated ___________, 2005 by and between Seller, as landlord and Purchaser, as tenant and all other leases then encumbering the Land.

            1.1.28 SETTLEMENT STATEMENT: a HUD-1 or similar settlement statement executed by Purchaser and Seller at closing.

            1.1.29 SURVEY STANDARDS: as defined in Section 5.2.2.

            1.1.30 TITLE POLICY: as defined in Section 5.2.1.

            1.1.31 TITLE COMPANY: Chicago Title Insurance Company, which is also serving as escrow agent hereunder.

      1.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws principles).

      1.3 CAPTIONS, NUMBERING AND HEADINGS. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

      1.4 NUMBER; GENDER. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

      1.5 BUSINESS DAY. In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

      1.6 SEVERABILITY. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

      1.7 NO ORAL MODIFICATIONS OR WAIVERS. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. Notwithstanding the foregoing, the parties agree that the time for performance of any matter to be performed pursuant to this Agreement may be modified by electronic mail sent by the party against whom it is sought to be enforced or such party's counsel.

      1.8 EXHIBITS. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

      1.9 INTEGRATION. This Agreement, all Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Property, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Property other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement.

      1.10 NO CONSTRUCTION AGAINST DRAFTER. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

      1.11 INCLUDING. The term "including," and variants thereof, shall mean "including without limitation."

                           ARTICLE 2. SALE OF PROPERTY

      2.1 SALE AND PURCHASE. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

      2.2 PURCHASE PRICE.

            2.2.1 The purchase price ("Purchase Price") for the sale and purchase of the Property shall be $________________________.

            2.2.2 The Purchase Price shall be payable as follows:

                  2.2.2.1 Within one (1) business day following the Contract Date, Purchaser shall deposit into escrow with the Title Company the sum of Two Hundred

Fifty Thousand Dollars ($250,000) ("Deposit") by wire transfer of immediately available funds.

                  2.2.2.2 The Deposit shall be held in accordance with Section
8.1. At Closing, the Deposit shall be paid to or at the direction of Seller and credited against the Purchase Price.

                  2.2.2.3 At Closing, Purchaser shall pay the balance of the Purchase Price (net of the Deposit) to or at the direction of Seller by wire transfer of immediately available funds, and Seller and Purchaser shall cause the Title Company to release the Deposit to Seller.

      2.3 [Reserved]

      2.4 CONDITION OF PROPERTY.

            2.4.1 Purchaser acknowledges that (i) Purchaser has been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser's choosing, and (ii) Purchaser will acquire the Property based solely upon Purchaser's own investigation and inspection thereof and the representations, warranties and covenants of Seller expressly set forth in this Agreement. SELLER AND PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, (I) THE PROPERTY SHALL BE SOLD AND PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE "AS IS," "WHERE IS," AND "WITH ALL FAULTS," AND (II) SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL BE UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER, OR ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES, AND THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY ANY PERSON WHOMSOEVER ON SELLER'S BEHALF.

            2.4.2 Except with respect to any Damages arising out of any breach of any express representation, warranty or covenant set forth in this Agreement, Purchaser hereby waives, releases and forever discharges Seller, and its officers, directors and employees, from any and all Damages, whether known or unknown, which Purchaser has or may have in the future, arising out of or in connection with the Property, including the physical, environmental, governmental, economic or legal condition of the Property. For the foregoing purposes, Purchaser hereby specifically waives the provisions of any law the import of which is that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor's favor at the time of executing the release, which if known by the creditor must have materially affected a settlement with the debtor.

            2.4.3 The provisions of this Section 2.4 shall be applicable to (and each reference herein to "Purchaser" shall be deemed to be an explicit reference
to) Purchaser, each Purchaser's Designee, and each of their respective successors, heirs and assignees. The provisions of this Section 2.4 shall survive the Closing without limitation as to time.

      2.5 SELLER'S LEASE. On the Closing Date, Seller shall assign Seller's Lease to Purchaser.

               ARTICLE 3. SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller hereby represents and warrants to Purchaser as follows:

      3.1 GOOD STANDING. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and qualified to transact business and in good standing under the laws of the Commonwealth of Massachusetts. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement.

      3.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      3.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or the Property; or (ii) result in a breach of or default under any contract or other agreement to which Seller is a party or by which the Property is bound (including any rights of first offer or first refusal) or any provision of the organizational documents of Seller.

      3.4 BANKRUPTCY. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

      3.5 LITIGATION. There are no Actions pending or, to Seller's knowledge, threatened before any court or governmental authority (i) relating to the ownership, operation, development, use or occupancy of the Property or (ii) against Seller, which if adversely determined would affect Seller's ability to enter into or perform its obligations under this Agreement.

      3.6 LEASES. Except for the Seller's Lease, there are no leases, subleases or occupancy agreements affecting the Property. Seller has not granted to any third party any rights to purchase the Property or any rights of first refusal with respect to the sale or lease of the Property.

      3.7 SERVICE CONTRACTS. There are no Service Contracts that would be binding on Purchaser following the Closing.

      3.8 VIOLATIONS OF LAW. Seller has received no written notice from any governmental authority alleging a violation of any Legal Requirement affecting the Property that has not been corrected.

      3.9 CONDEMNATION. There are no pending condemnation actions with respect to the Property, and to Seller's Knowledge there are no threatened or contemplated condemnation actions with respect to the Property. Seller shall have the right to update the representation set forth in this Section 3.9 to reflect (i) any condemnation that becomes pending after the Contract Date, or
(ii) any threatened or contemplated condemnation that first becomes known to Seller after the Contract Date, in which event the provisions of Article 9 shall control.

      3.10 ENVIRONMENTAL MATTERS. Seller has received no written notice from any governmental authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Property which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Property which remains unperformed. To Seller's Knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the Property, (ii) Hazardous Substances used in connection with the research, development, manufacturing and other operations of Seller and (iii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no Hazardous Substances are present on or in the Property.

      3.11 FOREIGN PERSON. Seller is not a "foreign person" as defined in
Section 1445 of the Code.

      ARTICLE 4. PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser hereby represents and warrants to Seller as follows:

      4.1 GOOD STANDING. Purchaser is a corporation, validly existing and in good standing under the laws of Delaware, and has full power and authority to conduct the business in which it is now engaged.

      4.2 DUE AUTHORIZATION. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      4.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; or (ii) result in a breach of or default under (A) any contract or other agreement to which Purchaser is a party or (B) any provision of the organizational documents of Purchaser.

      4.4 BANKRUPTCY. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

      4.5 LITIGATION. There are no Actions pending or, to Purchaser's knowledge, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Purchaser, or (ii) Purchaser's ability to enter into or perform this Agreement.

      4.6 TERRORIST ORGANIZATIONS LISTS. Purchaser is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

                       ARTICLE 5. ACTIONS PENDING CLOSING

      5.1 PHYSICAL CONDITION. Seller shall make available to Purchaser for inspection and copying at the Property or at Seller's offices, or at Seller's option deliver to Purchaser, such documents, materials and information concerning the physical condition of the Property, the structural integrity of the Property, title matters and compliance of the Property with Legal Requirements as are in Seller's possession. Notwithstanding the foregoing, Seller shall have no obligation to deliver to Purchaser (i) materials that Seller shall have obtained or developed in connection with the potential sale of the Property, (ii) materials that relate primarily to Seller's financial affairs, business or research and development operations as distinguished from the operation of the Property and (iii) materials that are subject to attorney-client privilege or reveal trade secrets.

      5.2 TITLE AND SURVEY.

            5.2.1 Purchaser has been provided with the title insurance policy issued to Seller on ___________, 2005 ("Title Policy"), accompanied by a copy of all documents referred to as exceptions in the Title Policy.

            5.2.2 Purchaser has been provided with a survey of the Property dated ___________________, ___________ ("Survey"). Promptly following the
Contract Date, Purchaser shall order either an update of the Survey or, if required by Purchaser, a new survey of the Property ("New Survey") prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys published in 1999 ("Survey Standards").

            5.2.3 On or before the date that is ten (10) days prior to Closing ("Title Objection Date"), Purchaser shall notify Seller of any items in the Survey that were not disclosed in the Survey or in the Title Policy that are unsatisfactory to Purchaser ("Objections"). Except to the extent that Purchaser so notifies Seller of any Objections, any item reflected in the Title Policy, and any item shown on the Survey, shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement.

            5.2.4 If Purchaser timely notifies Seller of any Objections, Seller may, but shall not be obligated to, endeavor to cure the Objections to Purchaser's and the Title Company's reasonable satisfaction. Seller shall give notice to Purchaser on or before the date that is five (5) days following the date on which Purchaser notified Seller of its Objections stating whether Seller agrees to cure each such Objection prior to the Closing. If Seller fails timely to give such notice, then Seller shall be conclusively deemed to have elected not to cure any such Objections. Seller shall endeavor to cure at or before the Closing any Objection that it has agreed to cure in accordance with this Section 5.2.4, provided that Seller shall have the right to extend the Closing for a period not to exceed thirty (30) days in the aggregate if necessary to effect such cure. Seller may use a portion of the Purchase Price to effect such cure at Closing, and a title insurance endorsement reasonably acceptable to Purchaser that affirmatively insures over any Objection shall constitute cure of such Objection.

            5.2.5 If Seller elects (or is deemed to elect) not to agree to cure any such Objections, then Purchaser may either (i) waive such Objections, without any reduction of the Purchase Price, in which event such waived Objections shall become Permitted Exceptions for all purposes under this Agreement or (ii) terminate this Agreement by written notice to Seller, whereupon the Deposit shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement other than those that expressly survive the termination of this Agreement. Purchaser shall make the election described in the preceding sentence by written notice to Seller on or before the Closing, and in the event Purchaser does not make such election, Purchaser shall be conclusively deemed to have waived all Objections other than those that Seller has agreed to cure in accordance with Section 5.2.4.

            5.2.6 Notwithstanding anything to the contrary in this Section 5.2, Seller shall cure at or before the Closing (i) any mortgage lien created by, through or under Seller, other than any UCC financing statement filed with respect to a Contract involving a lease of Seller's personal property, (ii) any recorded mechanics' lien or materialmen's lien resulting from work performed for Seller (it being agreed that Seller shall be entitled to cure such liens by bonding over the same in a manner reasonably acceptable to Purchaser), (iii) any judgment lien, tax lien (other than taxes not yet due and payable) or other lien securing a monetary amount, created by, through or under Seller, which may be removed by the payment of a liquidated sum of money and (iv) any encumbrance created by or through Seller after the date of the Title Policy if Purchaser did not expressly consent to the same, provided that Seller shall not be required to expend more than $500,000.00 in the aggregate with respect to Objections described in clauses (ii) and (iii). Seller may use a portion of the Purchase Price to effect such cure at Closing.

      5.3 OPERATION OF PROPERTY. Prior to Closing:

            5.3.1 Seller shall continue to operate the Property in the ordinary course of business consistent with the practices and procedures in effect as of the Contract Date, except to the extent that this Agreement expressly provides otherwise.

            5.3.2 Seller shall maintain all Improvements substantially in their present condition, except for reasonable wear and tear and damage by casualty or condemnation. 5.3.3 Seller shall continue to maintain the insurance currently carried by it with respect to the Property.

      5.4 CONTRACTS. Prior to Closing, Seller shall not enter into any new Contract that would be binding on Purchaser from and after Closing.

      5.5 UPDATES TO REPRESENTATIONS. Prior to Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller's representations or warranties under this Agreement. Purchaser shall be bound by any state of facts of which it is aware prior to Closing, notwithstanding any representation or warranty to the contrary made hereunder by Seller. Accordingly, Seller shall not be deemed to have breached any representation or warranty made hereunder to the extent that Purchaser was aware prior to Closing that such representation or warranty was not accurate.

      5.6 SATISFACTION OF CONDITIONS. Prior to Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

                        ARTICLE 6. CONDITIONS TO CLOSING

      6.1 PURCHASER'S CONDITIONS TO CLOSING. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by
Purchaser:

            6.1.1 Each of Seller's representations and warranties set forth in this Agreement (as modified by all modifications and updates expressly permitted by Section 5.5 or Section 7.6) shall be correct in all material respects as of the Closing Date.

            6.1.2 Seller shall have performed all of its material obligations under this Agreement required at or prior to Closing.

            6.1.3 Title to the Land and Improvements shall be good and marketable fee simple title, subject only to the Permitted Exceptions, and insurable at standard rates in an amount equal to the Purchase Price.

      6.2 FAILURE OF PURCHASER'S CONDITION. In the event of the failure of any condition set forth in Section 6.1, Purchaser, at its sole election, may (i) terminate this

Agreement and receive a return of the Deposit, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed thirty (30) days in the aggregate) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this
Section 6.2 shall affect Purchaser's rights or remedies under Section 8.3 with respect to any breach of this Agreement by Seller.

      6.3 SELLER'S CONDITIONS TO CLOSING. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

            6.3.1 Each of Purchaser's representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date.

            6.3.2 Each of Purchaser's representations and warranties set forth in this Agreement shall be correct in all material respects as if made by Purchaser's Designee as of the Closing Date.

            6.3.3 Purchaser shall have performed all of its material obligations under this Agreement required at or prior to Closing.

      6.4 FAILURE OF SELLER'S CONDITION. In the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may
(i) terminate this Agreement, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed thirty (30) days in the aggregate) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller's rights or remedies under Section 8.2 with respect to any breach of this Agreement by Purchaser.

                               ARTICLE 7. CLOSING

      7.1 CLOSING.

            7.1.1 Closing shall be held on the date that is thirty (30) days after the date of this Agreement or on such earlier date as is mutually agreed upon by Seller and Purchaser, subject to extension as expressly provided in this Agreement. Closing shall be conducted through an escrow with the Title Company, and Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to the Title Company as may be required in connection therewith.

            7.1.2 Pre-closing ("Pre-Closing") shall be held on the business day immediately preceding the scheduled date for Closing. At Pre-Closing, Seller and Purchaser shall execute and deliver to the Title Company all documents and deliveries required under Sections 7.2 and 7.3, other than the Settlement Statement and payment of the Purchase Price. Seller and Purchaser shall complete and execute the Settlement Statement, and Purchaser shall pay the portion of the Purchase Price required pursuant to Section 2.2.2.4 to the Title Company at Closing by wire transfer of immediately available funds, such that the amounts due to or on behalf of Seller pursuant to the Settlement

Statement shall be wire transferred into a bank account or accounts designated by Seller no later than 1:00 p.m. local time at the Property on the Closing Date.

      7.2 SELLER'S CLOSING DELIVERIES. At or prior to Closing, Seller shall deliver to the Title Company the following:

            7.2.1 A deed substantially in the form of Exhibit A conveying the fee estate in the Land and Improvements, with such modifications as are required by local law so that such deed will be in recordable form, duly executed and acknowledged by Seller, and dated as of the Closing Date.

            7.2.2 An assignment and assumption in the form of Exhibit B, transferring to Purchaser all of Seller's right, title and interest in and to the Intangible Property, duly executed by Seller, and dated as of the Closing Date.

            7.2.3 Subject to the provisions of Section 7.6 hereof, a certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date, modified as Seller may determine to be required to reflect additional or changed facts or circumstances (including additional facts or circumstances which may have become known to Seller after the execution of this Agreement, but prior to Closing).

            7.2.4 A title affidavit, in customary form reasonably satisfactory to the Title Company and Seller, with respect to mechanics' liens and parties in possession, duly executed by Seller, provided that such affidavits shall not subject Seller to any material liabilities other than as may be required by
Section 5.2.

            7.2.5 An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign person within the meaning of the Code.

            7.2.6 Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

            7.2.7 A written direction to the Title Company to disburse the Deposit to Seller in accordance with Section 8.1.2.2.

            7.2.8 A Settlement Statement, duly executed by Seller.

            7.2.9 To the extent required by any Contract, notice in form approved by Purchaser, informing the parties other than Seller to such contract of the change in ownership of the Property.

            7.2.10 Such other documents and instruments as are customary and as may be reasonably requested by Purchaser or the Title Company, to effectuate the transactions contemplated by this Agreement.

      7.3 PURCHASER'S CLOSING DELIVERIES. At or prior to Closing, Purchaser shall deliver to the Title Company the following:

            7.3.1 An assignment and assumption of the Intangible Property in the form of Exhibit B, duly executed by Purchaser (or by Purchaser's Designee), and dated as of the Closing Date.

            7.3.2 A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

            7.3.3 Such evidence of the power and authority of Purchaser and Purchaser's Designee to consummate the transactions described in this Agreement as may be reasonably required by Seller or Title Company. 7.3.4 A written direction to the Title Company to disburse the Deposit to Seller in accordance with Section 8.1.2.2.

            7.3.5 The balance of the Purchase Price.

            7.3.6 A Settlement Statement, duly executed by Purchaser or Purchaser's Designee.

            7.3.7 Such other documents and instruments as are customary and as may be reasonably requested by Seller or the Title Company to effectuate the transactions contemplated by this Agreement.

      7.4 CLOSING COSTS. All escrow or settlement fees of the Title Company shall be borne by Purchaser. All state, county and local taxes and fees related to the transfer and recordation of the deed transferring title to the Property to Seller shall be borne by Seller. Seller and Purchaser shall each bear its own counsel's fees and expenses in connection with the transactions described in this Agreement. Purchaser shall pay all costs of title insurance premiums and costs, costs of the New Survey, and all costs of Purchaser's financing.

      7.5 INDEMNIFICATION.

            7.5.1 Subject to any express provisions of this Agreement to the contrary, from and after Closing, Seller hereby agrees to indemnify Purchaser, Purchaser's Designees, and their respective directors, officers, employees, partners, members and affiliates (collectively, "Purchaser Indemnified Parties"), and to hold Purchaser Indemnified Parties harmless from and against, any and all Damages paid or incurred by Purchaser Indemnified Parties due to any breach of any representation or warranty made by Seller in this Agreement.

            7.5.2 In connection with any indemnification claim under Section 7.5.1, Purchaser shall afford Seller a full opportunity to defend such claims, using counsel reasonably acceptable to Purchaser, in the name of Purchaser and generally shall cooperate with Purchaser in the defense of such claim.

            7.5.3 Seller's indemnification of Purchaser pursuant to Section
7.5.1 shall terminate on the date that is nine (9) months after the Closing Date. From and after Closing, the indemnification provisions in this Section 7.5 shall be the exclusive remedy of Purchaser in connection with any of the matters described in this Section 7.5 and the transaction described in this Agreement, and Purchaser hereby waives and releases any other rights or remedies it may have under applicable law or at equity in connection therewith.

            7.5.4 Seller shall only have liability for any individual indemnity claim under this Section 7.5 to the extent the actual damages suffered by Purchaser from such individual claim exceed $50,000. Further, Seller's aggregate liability for any actual damages suffered by Purchaser for all indemnity claims made under this Section 7.5 shall not exceed $500,000.

      7.6 SUBSEQUENT CHANGES TO SELLER'S REPRESENTATIONS AND WARRANTIES. Seller covenants and agrees to notify Purchaser in writing of any state of facts becoming known to Seller after the date hereof which would render materially inaccurate any of the representations and warranties made by Seller promptly after such facts become known to Seller. In such event, Purchaser may, as its sole remedy, terminate this Agreement upon written notice to Seller given within two (2) days after receipt of Seller's notification and receive a return of the Deposit, whereupon neither Seller nor Purchaser shall have any further liability hereunder except for those matters which either expressly or by their very nature survive termination. Notwithstanding the foregoing, Purchaser shall not have the right to terminate this Agreement, as aforesaid, if Seller commences and diligently pursues the cure of the condition which has rendered the affected representation and warranty to be materially inaccurate and in fact effects such cure not later than sixty (60) days after the originally-scheduled date for Closing.

      7.7 SURVIVAL.

            7.7.1 Except where this Agreement expressly provides for a longer period, the representations, warranties, covenants and indemnities of Seller and Purchaser set forth in this Agreement shall survive Closing until the date that is nine (9) months after the Closing Date, and any action on any such representation, warranty, covenant or indemnity must be instituted on or before such date.

            7.7.2 Notwithstanding any other provision of this Agreement, if at or prior to Closing Purchaser obtains actual knowledge that any representation or warranty of Seller under this Agreement (as the same is modified pursuant to Section 5.6) is inaccurate in any respect, but nonetheless proceeds to Closing, Purchaser shall be deemed to have waived any right to make a claim arising out of such inaccuracy.

                      ARTICLE 8. ESCROW, DEFAULT, REMEDIES

      8.1 ESCROW TERMS.

            8.1.1 The Title Company shall promptly give notice to Purchaser and Seller upon its receipt of any portion of the Deposit from Purchaser in accordance with this Agreement. The Title Company shall invest the Deposit in an interest bearing money market account at such bank as the Title Company may elect and shall be approved by Purchaser and Seller. The Title Company shall not be liable for any loss of such investment (unless due to the Title Company's gross negligence or willful misconduct). All interest on the Deposit shall be treated by the Title Company for income tax purposes as earned by Purchaser, and Purchaser's tax identification number for this purpose is __________.

            8.1.2 The Title Company shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

                  8.1.2.1 the Deposit shall be delivered to or at the direction of Seller at Closing upon receipt by the Title Company of a statement executed by Seller and Purchaser that the Deposit may be so released; or

                  8.1.2.2 the Deposit shall be delivered to Seller following receipt by the Title Company of written demand therefor from Seller, stating that Purchaser has defaulted in the performance of its obligations under this Agreement and specifying the Section of this Agreement which entitles Seller to receive the Deposit, if Purchaser shall not have given written notice of objection in accordance with Section 8.1.3; or

                  8.1.2.3 the Deposit shall be delivered to Purchaser following receipt by the Title Company of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, if Seller shall not have given written notice of objection in accordance with Section 8.1.3; or

                  8.1.2.4 the Deposit shall be delivered as directed by joint written instructions of Seller and Purchaser.

            8.1.3 Upon the filing of a written demand for the Deposit by Seller or Purchaser pursuant to Section 8.1.2.2 or 8.1.2.3, the Title Company shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to the Title Company at any time within five (5) business days after such party's receipt of notice from the Title Company, but not thereafter. Failure to deliver such objection notice within such period shall be deemed to be a waiver of such party's right to object to the Title Company's compliance with such demand. Such objection notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, the Title Company shall promptly give a copy of such notice to the party who filed the written demand. The foregoing five (5) business day period does not constitute a cure period in which either Seller or Purchaser, as the case may be, shall be required to accept tender of cure of any default under this Agreement.

            8.1.4 If the Title Company shall have received the notice of objection provided for in Section 8.1.3 within the time therein prescribed, the Title Company shall continue to hold the Deposit until (i) the Title Company receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case the Title Company shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Seller and Purchaser, in which case the Title Company shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) the Title Company takes such affirmative steps as the Title Company may elect, at the Title Company's option, in order to terminate the Title Company's duties hereunder (but in no event disbursing the Deposit to either Seller or Purchaser), including depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

            8.1.5 The Title Company may rely and act upon any instrument or other writing reasonably believed by it to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon the Title Company as escrow agent by the provisions of this Agreement, except for the Title Company's own gross negligence, willful misconduct or default. The Title Company shall have no duties or responsibilities except those set forth herein. The Title Company shall not be bound by any modification or termination of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if the Title Company's duties hereunder are affected, unless the Title Company shall have given prior written consent thereto. The Title Company shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of the Title Company's fees and expenses with respect to any interpleader action pursuant to Section 8.1.4) incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to the Title Company. In the event that the Title Company shall be uncertain as to the Title Company's duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in the Title Company's opinion, are in conflict with any of the provisions hereof, the Title Company shall be entitled to continue to hold the Deposit pursuant to
Section 8.1.4, and may decline to take any other action.

            8.1.6 The Title Company shall have the right at any time to resign as escrow agent upon ten (10) business days prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor escrow agent and shall notify the Title Company of the name and address of such successor escrow agent within ten (10) business days after receipt of notice from the Title Company of its intent to resign as escrow agent. If the Title Company has not received notice of the name and address of such successor escrow agent within such period, the Title Company shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as its successor hereunder. At any time after the ten (10) business day period, the Title Company shall have the right to deliver the Deposit to any successor selected hereunder, provided such successor shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of the Title Company's obligations hereunder as escrow agent. Upon the delivery of all such amounts and such assumption agreement, the successor shall become the escrow agent for all purposes under this Section 8.1 and shall have all of the rights and obligations of the Title Company under this Section 8.1, and the Title Company shall have no further responsibilities or obligations hereunder as escrow agent.

      8.2 PURCHASER'S DEFAULT. If Purchaser defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.3 is not satisfied and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Seller has given Purchaser written notice of the same, then the Title Company shall, subject to Sections 8.1.3 and 8.1.4, pay the Deposit to Seller, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller. Upon payment of the Deposit to Seller pursuant to this Section 8.2, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller's actual damages caused by Purchaser's default in its obligation to proceed to Closing would be difficult to determine precisely and that the Deposit, as liquidated damages, is a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Purchaser's default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Section 6.3 not being satisfied, except for the liquidated damages as described in this Section 8.2.

      8.3 SELLER'S DEFAULT. If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in
Section 6.1 is not satisfied and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five
(5) days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedy, to either (i) specific performance of this Agreement, provided that any action for specific performance must be initiated no later than sixty (60) days after the date that Closing is otherwise required to occur under this Agreement, or (ii) terminate this Agreement and (a) subject to Sections 8.1.2 and 8.1.3, receive a return of the Deposit and (b) solely in the event of Seller's willful default, receive from Seller all actual, consequential, punitive or other damages available at law or in equity. Upon return of the Deposit to Purchaser pursuant to this Section 8.3, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Except in the event of Seller's willful default as set forth above, Purchaser hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Seller's default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any condition set forth in Section 6.1 not being satisfied.

                      ARTICLE 9. CASUALTY AND CONDEMNATION

      9.1 NOTICE TO PURCHASER. Seller shall give Purchaser notice of the following promptly upon becoming aware of the same: (i) any pending or threatened condemnation affecting the Property prior to Closing, and (ii) any material fire or other casualty affecting the Property and occurring prior to Closing.

      9.2 MINOR CASUALTY OR CONDEMNATION. If prior to Closing, (i) condemnation proceedings are commenced against all or any portion of the Property, and such proceedings do not materially adversely affect the continued operation of the Property in substantially the same manner as the Property is operated on the Contract Date, or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage is reasonably estimated by Seller and Purchaser, each acting reasonably and in good faith, to be five percent (5%) of the Purchase Price, or less, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to Closing to restore the Property), all business interruption or rent loss insurance proceeds (if any) payable with respect to the period from and after Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the "deductible" applied by the applicable Seller's insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

      9.3 MAJOR CASUALTY OR CONDEMNATION. If prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property and such proceedings are not covered by Section 9.2, or (ii) the Property is damaged by fire or other casualty and such damage is not covered by Section 9.2, either Purchaser or Seller shall have the right, upon notice in writing to the other party delivered within ten (10) days after Seller gives Purchaser notice of such matter as described in this Section 9.3, to terminate this Agreement, whereupon this Agreement shall terminate, the Title Company shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If neither party timely elects to terminate this Agreement, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to Closing to restore the Property), all business interruption or rent loss insurance proceeds (if any) payable with respect to the period from and after Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by

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the "deductible" applied by the applicable Seller's insurer with respect to such fire or casualty and not paid by such Seller prior to Closing.

                         ARTICLE 10. CERTAIN TAX MATTERS

      10.1 TAX APPEALS. If any appeal of any taxes or assessments relating to the Property is pending as of the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal.

      10.2 TRANSACTION TAXES. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement. Purchaser shall be responsible for any bulk sales taxes, personal property sales taxes, and similar taxes applicable to the transactions contemplated by this Agreement.

      10.3 SURVIVAL. This Article 10 shall survive Closing.

                            ARTICLE 11. MISCELLANEOUS

      11.1 ASSIGNMENT. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. Notwithstanding the foregoing, without Seller's consent, Purchaser shall have the right to assign the right to receive the Property at Closing to another Person ("Purchaser's Designee"), subject to the following conditions: (i) such Purchaser's Designee owns, is wholly owned (directly or indirectly) by Purchaser; (ii) Purchaser shall give notice given to Seller no later than ten (10) days after the Contract Date of the identity of Purchaser's Designee; and (iii) such assignment shall not delay or otherwise adversely affect Closing. Upon any such assignment, Purchaser's Designee shall be deemed to have assumed for the benefit of Seller all obligations of Purchaser under this Agreement, but such assignment shall not relieve Purchaser of its obligations under this Agreement.

      11.2 NOTICES. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile. All notices shall be addressed as follows:

If to Purchaser:           ArQule, Inc.
                           19 Presidential Way
                           Woburn, MA 01801
                           Attention: Chief Financial Officer
                           Fax: 781-994-0587

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                           with a copy to:

                           Arnold & Porter LLP
                           555 Twelfth Street, N.W.
                           Washington, DC 20004
                           Attention: Kenneth L. Schwartz
                           Fax: 202-942-5999

If to Seller:              ARE-MA Region No. 20, LLC
                           c/o Alexandria Real Estate Equities, Inc.
                           135 North Robles Avenue, Suite 250
                           Pasadena, CA 91101
                           Attention: Thomas Andrews
                           Fax: 626-578-7318

with a copy to:            Wilmer Cutler Pickering Hale and Dorr
                           60 State Street
                           Boston, MA 02109
                           Attention: Katharine Bachman
                           Fax: 617-526-5000

If to Title Company:       Chicago Title Insurance Company
                           Maggie G. Watson
                           700 S. Flower Street, Suite 800
                           Los Angeles, CA 90017
                           Fax: 213-488-4380

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective on and as of a particular day upon receipt (or refusal thereof) if delivered on or before 5:00 Pacific Time in the following manner: if personally delivered, sent by recognized overnight delivery service, or sent by certified or registered mail, postage prepaid, with return receipt requested, or upon electronically verified transmission, if such delivery is by facsimile.

      11.3 WAIVER OF JURY TRIAL; JURISDICTION. SELLER AND PURCHASER EACH HEREBY WAIVES ANY RIGHT TO JURY TRIAL IN THE EVENT ANY PARTY FILES AN ACTION RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS OR OBLIGATIONS CONTEMPLATED BY THIS AGREEMENT. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the federal or state court having jurisdiction over Boston, Massachusetts, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

      11.4 COUNTERPARTS AND EFFECTIVENESS. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding

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instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

      11.5 BROKERAGE. Each of Purchaser and Seller represents to one another that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement. Purchaser and Seller each shall indemnify and hold the other harmless from claims make by any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement, and such indemnity shall survive Closing without limitation as to time. The indemnification obligations set forth in this Section
11.5 shall survive Closing or any termination of this Agreement.

      11.6 CONFIDENTIALITY. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive any termination of this Agreement, but shall terminate at Closing. Purchaser shall maintain as confidential any and all information and material about the Property which is furnished to it by or on behalf of Seller, and such obligation shall survive any termination of this Agreement but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.6, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other party, which shall not be unreasonably withheld, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other party which is not prohibited from disclosing the same. Notwithstanding the foregoing, (a) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and to potential investors or lenders, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.6, (b) each of Purchaser and Seller may disclose confidential information to the extent required by applicable law or the rules of any applicable securities exchange, and (c) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

      11.7 BULK SALES COMPLIANCE. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Seller and Purchaser agree to rely upon the adjustment provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements.

      11.8 PUBLIC ANNOUNCEMENTS. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the date that is one hundred eighty (180) days after the Closing with respect to this Agreement or the transactions

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

contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as otherwise required by law. If either party determines that applicable legal requirements require disclosure of this Agreement or the transactions contemplated hereby prior to Closing, then, not less than twenty-four (24) hours prior to such disclosure, such party shall notify and provide the other party an opportunity to comment on the disclosing party's form of press release, securities filing or other written disclosure. Securities filings of either party that effect a republication of previously issued press releases or public statements shall not require notice to or the consent of the other party.

      11.9 RECORDATION. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

      11.10 TIME OF ESSENCE. Time is of the essence with respect to all obligations of Seller and Purchaser under this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

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

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

                                 PURCHASER:

                                 ARQULE, INC.
                                 19 Presidential Way
                                 Woburn, MA 01801

                                 By:   _________________________________________
                                 Name: _________________________________________
                                 Its:  _________________________________________

                                 SELLER:

                                 ARE-MA REGION NO. 20, LLC, a Delaware limited liability company

                                 By: Alexandria Real Estate Equities,
                                     L.P., a Delaware limited partnership

                                     By: ARE-QRS Corp., a Maryland
                                         corporation

                                 By:   _________________________________________
                                 Name: _________________________________________
                                 Its:  _________________________________________

                          JOINDER OF THE TITLE COMPANY

      The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit in accordance with the terms of the Agreement.

                                 CHICAGO TITLE INSURANCE COMPANY

                                 By:   _________________________________________
                                 Name: _________________________________________
                                 Its:  _________________________________________

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

                                LIST OF EXHIBITS

      EXHIBITS

      A                  Form of Deed
      B                  Form of Assignment
      C                  Legal Description of Land

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